Filed Pursuant to Rule 424(b)(5)
Registration No. 333-199598
PROSPECTUS SUPPLEMENT
(To Prospectus Dated March 27, 2015)

Rights Offering

Up to 256,410 Shares of Common Stock
Upon the Exercise of Subscription Rights
at $9.75 per share

We are distributing to our common shareholders (other than Castle Creek Capital Partners V, LP, or Castle Creek), free of charge, non-transferable subscription rights to purchase shares of our common stock. You will receive one subscription right for every full share of our common stock that you hold of record as of 5:00 p.m., Eastern Time, on April 10, 2015.
Each subscription right will entitle you to purchase 0.1109377 shares of our common stock at a price of $9.75 per whole share unless the rights offering is oversubscribed. We refer to this as the subscription privilege. If shareholders holding more than approximately 24.26% of our common stock (excluding Castle Creek) participate in the rights offering, then the rights offering will be oversubscribed and available shares of common stock will be allocated on a pro rata basis among participating shareholders.
The total number of shares issued to participating shareholders will equal up to 256,410 shares of our common stock for an aggregate offering not to exceed $2,499,997.50.
We anticipate that the rights offering will be oversubscribed, in which case the total number of shares of common stock available in the rights offering will be allocated to participating shareholders on a pro rata basis, as set forth more fully in the subsections of this prospectus supplement entitled “The Rights Offering-Subscription Privilege”, beginning on page S-25, and “The Rights Offering-Adjustment or Reduction of Subscription Privilege”, beginning on page S-26. The number of shares that each participating shareholder will be eligible to receive will depend upon the total number of subscription rights exercised.
Under no circumstances will we issue more than 256,410 shares of our common stock in the rights offering.
We will not issue any fractional shares of our common stock. Shareholders receiving rights to purchase a fractional amount of common stock will be entitled to purchase the number of shares equal to such fractional amount rounded down to the nearest whole number. If you fully exercise your subscription privilege for all of the shares that you hold of record and other shareholders do not exercise, in whole or in part, their subscription privilege, then unsubscribed shares will not be issued by the Company. No shareholder will have an opportunity to acquire under-subscribed shares.
Your subscription rights may be exercised at any time prior to 5:00 p.m., Eastern Time, on May 29, 2015, the expiration date of the rights offering, unless we extend the rights offering period, which we may do in our sole discretion. You should carefully consider whether to exercise your rights before the expiration of the rights offering period. The exercise of your subscription rights is irrevocable and our board of directors makes no recommendation as to whether you should exercise your rights. Your subscription rights may not be sold, transferred or assigned to anyone else and will not be listed for trading on any stock exchange or trading market.
The shares of our common stock are being offered in the rights offering directly by us without the services of an underwriter or selling agent. We have engaged Computershare Inc. and Computershare Trust Company, N.A. (collectively, “Computershare”) to serve as our subscription agent and Georgeson Inc. to serve as our information agent for the rights offering. The subscription agent will hold the funds we receive from subscribers until we complete or cancel the rights offering.
Shares of our common stock are traded on the NASDAQ Capital Market under the symbol “SMMF.” On April 9, 2015, the closing sale price for our common stock was $11.78 per share.
An investment in our common stock involves risks. You should carefully consider all of the information set forth in this prospectus supplement and the accompanying prospectus, including the risk factors beginning on page S-16 of this prospectus supplement and on page 6 of the accompanying prospectus, as well as the risk factors and other information contained in any documents we incorporate by reference into this prospectus supplement and the accompanying prospectus before exercising your subscription rights. See the section of this prospectus supplement entitled “Incorporation of Certain Information by Reference.”

	Per Share	Total
Public offering price	$ 9.75	$2,499,997.50
Proceeds, before expenses, to us	$ 9.75	$2,499,997.50
These securities are not deposits or obligations of a bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
Neither the Securities and Exchange Commission nor any state or foreign securities commission or regulatory authority has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
As of April 9, 2015, the aggregate market value of our outstanding voting and nonvoting common equity held by non-affiliates is $96,576,716. We have not offered any securities pursuant to General Instruction I.B.6. to Form S-3 during the prior 12 calendar month period ending on, and including, April 10, 2015.
The date of this Prospectus Supplement is April 10, 2015.

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Table of Contents
Prospectus Supplement

ABOUT THE PROSPECTUS SUPPLEMENT	S-1
DEALER PROSPECTUS DELIVERY OBLIGATIONS	S-1
QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING	S-1
SUMMARY OF THE RIGHTS OFFERING	S-10
SUMMARY DESCRIPTION OF OUR COMMON STOCK	S-14
RISK FACTORS	S-16
REGULATORY CONSIDERATIONS	S-24
USE OF PROCEEDS	S-24
PRICE RANGE OF COMMON STOCK	S-24
DIVIDEND POLICY	S-24
THE RIGHTS OFFERING	S-25
DESCRIPTON OF COMMON STOCK	S-35
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS	S-37
PLAN OF DISTRIBUTION	S-43
LEGAL MATTERS	S-44
EXPERTS	S-44
WHERE YOU CAN FIND MORE INFORMATION	S-44
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	S-44

Unless otherwise indicated, you should rely only on the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. Neither we nor any underwriter has authorized anyone to provide information different from that contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. When you make a decision about whether to invest in the securities offered hereby, you should not rely upon any information other than the information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. You should assume that the information contained in this prospectus supplement and the accompanying prospectus, as well as the information incorporated by reference, is accurate only as of the date of the applicable document. This prospectus supplement and the accompanying prospectus are not an offer to sell or solicitation of an offer to buy our securities in any circumstances under which the offer or solicitation is unlawful.

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ABOUT THIS PROSPECTUS SUPPLEMENT
This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part is the prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described under the heading “Where You Can Find More Information” below.
As used in this prospectus supplement, the terms “Summit Financial,” “the Company,” “we,” “our,” and “us” refer to Summit Financial Group, Inc. and our consolidated subsidiaries, unless the context indicates otherwise. This prospectus supplement and the accompanying prospectus include our trademarks and other trade names identified herein. All other trademarks and trade names appearing in this prospectus supplement and the accompanying prospectus are the property of their respective holders.
DEALER PROSPECTUS DELIVERY OBLIGATION
Until May 29, 2015, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.
QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING
The following are examples of what we anticipate will be common questions about the rights offering. The answers are based on selected information included elsewhere in this prospectus supplement and the accompanying prospectus. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the rights offering. This prospectus supplement and the accompanying prospectus contain more detailed descriptions of the terms and conditions of the rights offering and provide additional information about us and our business, including potential risks related to the rights offering and the common stock.
What is being offered in the rights offering?
We are distributing, at no cost or charge to our common shareholders, other than Castle Creek Capital Partners V, LP (“Castle Creek”), subscription rights to purchase shares of our common stock. These rights may be exercised only by the common shareholders to whom they are distributed and may not be sold, transferred or assigned to anyone else. Holders of our common stock, other than Castle Creek, will receive one subscription right for every full share of common stock held of record as of 5:00 p.m., Eastern Time on April 10, 2015, the record date for the rights offering. The subscription rights will be evidenced by subscription rights certificates.
Each subscription right will entitle you to purchase 0.1109377 shares of our common stock at a subscription price equal to $9.75 per whole share, subject to adjustment if the offering is oversubscribed, as discussed in the following sentences, and to our right to limit the beneficial ownership of any individual shareholder to no more than 4.9% (unless such shareholder’s beneficial ownership exceeded 4.9% as of the record date for the rights offering) (the “4.9% offering restriction”). Furthermore, with respect to any current shareholder maintaining beneficial ownership of the Company’s common stock in excess of 4.9% as of the record date, in no event shall such holder be permitted to purchase shares of common stock in the rights offering if the shares acquired would result in such holder having beneficial ownership of the Company’s common stock in excess of 9.9% following such acquisition (the “9.9% offering restriction”).
We anticipate that the rights offering will be oversubscribed, in which case the total number of shares of common stock available in the rights offering will be allocated to participating shareholders on a pro rata basis, as set forth more fully below. The number of shares that each participating shareholder will be eligible to receive will depend upon the total number of subscription rights exercised.
If our common shareholders elect to exercise their subscription rights and the number of shares to be issued as a result of doing so would require us to issue more than 256,410 shares, then the number of shares issued to each shareholder exercising subscription rights will be calculated by dividing (i) the number of subscription rights exercised by a participating shareholder by (ii) the total number of subscription rights exercised by all participating shareholders and multiplying that fraction by 256,410, which is the total number of shares made available for purchase in the rights offering, rounded down to the nearest whole number.

Assuming that shareholders holding fewer than 24.26% of our outstanding shares of common stock (excluding Castle Creek) as of the record date exercise their subscription rights, each common shareholder will have the right to maintain his, her or its approximate ownership percentage of Summit’s outstanding common stock after the private placement of our common stock to Castle Creek without factoring in shares of common stock issued in the rights offering to participating shareholders.
We will not issue any fractional shares of our common stock. Shareholders receiving rights to purchase a fractional amount of common stock will be entitled to purchase only the number of shares equal to such fractional amount rounded down to the nearest whole number. You may exercise any number of your subscription rights or you may choose not to exercise any subscription rights.
Why are we conducting the rights offering?
Our board sought to provide the Company’s shareholders with the right to purchase our common shares at the same price of $9.75 per share at which we completed our recent private placement to Castle Creek. The rights offering is also a way of raising equity capital in a cost-effective manner that gives all of our common shareholders an opportunity to participate. This additional equity capital will be used to strengthen our capital base and for general corporate purposes. See also the section of this prospectus supplement entitled “Use of Proceeds.” Our board of directors determined that the rights offering was in the best interests of the Company and our shareholders.
How was the subscription price of $9.75 determined?
The offering price per share in this rights offering provides our shareholders with the opportunity to purchase our common shares at the same price of $9.75 per share that Castle Creek paid in our recently completed private placement.
In determining the subscription price for our recent private placement to Castle Creek, our board of directors considered a number of factors, including historical and current trading prices for our common stock, the need for liquidity and capital and the negotiations with Castle Creek. In conjunction with its review of these factors, our board of directors also reviewed our history and prospects, including our past and present earnings, our prospects for future earnings, our current financial condition and regulatory status.
The subscription price is not necessarily related to our book value, results of operations, cash flows, financial condition or net worth or any other established criteria of value and may or may not be considered the fair value of our common stock at the time the rights offering was approved by our board of directors or during the rights offering period. We cannot assure you that the trading price of our common stock will not decline during or after the rights offering. We also cannot assure you that you will be able to sell shares purchased in this offering at a price equal to or greater than the subscription price. We do not intend to change the subscription price in response to changes in the trading price of our common stock or the underlying common stock prior to the closing of the rights offering.
What is the subscription privilege?
For each subscription right that you own, you will have a subscription privilege to buy from us 0.1109377 shares of our common stock, subject to: adjustment if the offering is oversubscribed, as discussed below, the 4.9% offering restriction and the 9.9% offering restriction. The subscription privilege of 0.1109377 shares of common stock was determined by dividing (i) the total number of shares issued to Castle Creek in the private placement, or 1,057,137 shares, by (ii) the total number of shares of Summit Financial’s outstanding common stock on the record date (excluding any shares held by Castle Creek), or 9,529,105 shares. The subscription right permits a shareholder to purchase up to that number of shares of common stock that he, she or it would have been eligible to purchase if Summit Financial had made available 1,057,137 shares of common stock in an offering to its shareholders instead of issuing them to Castle Creek. However, unlike the Castle Creek private placement, which totaled $10,307,085.75 in proceeds for Summit Financial, the rights offering proceeds are limited to a total amount not to exceed $2,499,997.50. This means that if subscription rights associated with 2,311,297 shares of Summit Financial’s common stock are exercised, then the total number of shares available in the rights offering will be allocated proportionately among all participating shareholders. Based on the number of subscription rights available for exercise, if shareholders holding 24.26% or more of our common stock as of the record date (excluding Castle Creek) exercise their subscription rights, then a proportionate allocation among participating shareholders of the available common will be required to meet the offering limit of $2,499,997.50.

We anticipate that the rights offering will be oversubscribed, in which case the total number of shares of common stock available in the rights offering will be allocated to participating shareholders on a pro rata basis, as set forth more fully in the subsections of this prospectus supplement entitled “The Rights Offering-Subscription Privilege”, beginning on page S-25, and “The Rights Offering-Adjustment or Reduction of Subscription Privilege”, beginning on page S-26. The number of shares that each participating shareholder will be eligible to receive will depend upon the total number of subscription rights exercised.
We will not issue any fractional shares of our common stock. Shareholders receiving rights to purchase a fractional amount of common stock will be entitled to purchase the number of shares equal to such fractional amount rounded down to the nearest whole number. You may exercise your subscription privilege for some or all of your subscription rights, or you may choose not to exercise any subscription rights.
The following examples assume that shareholders holding fewer than 24.26% of Summit Financial’s outstanding common stock (excluding Castle Creek) elect to exercise their subscription rights, and thus each participating shareholder is eligible to exercise his, her or its full subscription privilege without adjustment if the rights offering being oversubscribed, subject to the 4.9% offering restriction and the 9.9% offering restriction. All fractional amounts above one are rounded down to the nearest whole number.

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Example 1: If you owned 10 shares of our common stock on the record date, you would receive 10 subscription rights and would have the right to purchase 1.11 shares of our common stock for $9.75 per share with your subscription privilege, but since all fractional shares are rounded down to the nearest whole number, you would be eligible to purchase 1 share of common stock (i.e., 10 subscription rights x 0.1109377 = 1.11 shares of common stock, which would be rounded down to 1 share of common stock for the purposes of the rights offering).

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Example 2: If you owned 100 shares of our common stock on the record date, you would receive 100 subscription rights and would have the right to purchase 11.09 shares of our common stock for $9.75 per share with your subscription privilege but since all fractional shares are rounded down to the nearest whole number, you would be eligible to purchase 11 shares of common stock (i.e., 100 subscription rights x 0.1109377 = 11.09 shares of common stock, which would be rounded down to 11 shares of common stock for the purposes of the rights offering).

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Example 3: If you owned 5,000 shares of our common stock on the record date, you would receive 5,000 subscription rights and would have the right to purchase 554.69 shares of our common stock for $9.75 per share with your subscription privilege but since all fractional shares are rounded down to the nearest whole number, you would be eligible to purchase 554 shares of common stock (i.e., 5,000 subscription rights x 0.1109377 = 554.69 shares of common stock, which would be rounded down to 554 shares of common stock for the purposes of the rights offering).

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Example 4: If you owned 30,000 shares of our common stock on the record date, you would receive 30,000 subscription rights and would have the right to purchase 3,328.13 shares of our common stock for $9.75 per share with your subscription privilege but since all fractional shares are rounded down to the nearest whole number, you would be eligible to purchase 3,328 shares of common stock (i.e., 30,000 subscription rights x 0.1109377 = 3,328.13 shares of common stock, which would be rounded down to 3,328 shares of common stock for the purposes of the rights offering).

Is my subscription privilege subject to adjustment or reduction?
Yes. Your subscription privilege may be reduced if you are subject to either the 4.9% offering restriction or the 9.9% offering restriction.

Additionally, we anticipate that the rights offering will be oversubscribed, in which case the total number of shares of common stock available in the rights offering will be allocated to participating shareholders on a pro rata basis, as set forth more fully in this prospectus supplement. The number of shares that each participating shareholder will be eligible to receive will depend upon the total number of subscription rights exercised.
Based on the number of subscription rights available for exercise, if shareholders holding 24.26% or more of our common stock as of the record date (excluding Castle Creek) exercise their subscription rights, then the available common shares will be allocated among all participating shareholders on a pro rata basis, determined by dividing each shareholder’s participation by the total participation among all participating shareholders, as limited by the offering limit of $2,499,997.50.
As a result, a participating shareholder would not receive the full number of shares for which such shareholder exercised subscription rights. In short, the more of the Company’s shareholders who participate in the rights offering, the greater the likelihood that your opportunity to participate will be reduced.
The following examples assume that shareholders holding 50% of Summit Financial’s outstanding common stock elect to exercise their subscription rights, meaning that 4,764,552 rights were exercised by Summit Financial’s common shareholders, subject to the 4.9% offering restriction and the 9.9% offering restriction. All fractional amounts above one are rounded down to the nearest whole number.

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Example 1: If you owned 10 shares of our common stock on the record date, you would receive 10 subscription rights, but, given that shareholders holding 50% of Summit Financial’s outstanding common stock elected to exercise their subscription rights, your 10 subscription rights, if fully exercised, would provide you with the right to purchase 0.5382 shares of our common stock for $9.75 per share, but since all fractional shares are rounded down to the nearest whole number, you would not be eligible to acquire any shares (i.e., (A)(i) the number of subscription rights you exercise (10) divided by (ii) the total number of subscription rights exercised by all shareholders (4,764,552) multiplied by (B) the number of shares available in the rights offering (256,410) = 0.5382 shares of common stock, which would be rounded down to 0 shares of common stock for the purposes of the rights offering).

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Example 2: If you owned 100 shares of our common stock on the record date, you would receive 100 subscription rights, but, given that shareholders holding 50% of Summit Financial’s outstanding common stock elected to exercise their subscription rights, your 100 subscription rights, if fully exercised, would provide you with the right to purchase 5.38 shares of our common stock for $9.75 per share, but since all fractional shares are rounded down to the nearest whole number, you would be eligible to purchase 5 shares of common stock (i.e., (A)(i) the number of subscription rights you exercise (100) divided by (ii) the total number of subscription rights exercised by all shareholders (4,764,552) multiplied by (B) the number of shares available in the rights offering (256,410) = 5.38 shares of common stock, which would be rounded down to 5 shares of common stock for purposes of the rights offering).

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Example 3: If you owned 5,000 shares of our common stock on the record date, you would receive 5,000 subscription rights, but, given that shareholders holding 50% of Summit Financial’s outstanding common stock elected to exercise their subscription rights, your 5,000 subscription rights, if fully exercised, would provide you with the right to purchase 269.08 shares of our common stock for $9.75 per share, but since all fractional shares are rounded down to the nearest whole number, you would be eligible to purchase 269 shares of common stock (i.e., (A)(i) the number of subscription rights you exercise (5,000) divided by (ii) the total number of subscription rights exercised by all shareholders (4,764,552) multiplied by (B) the number of shares available in the rights offering (256,410) = 269.08 shares of common stock, which would be rounded down to 269 shares of common stock for purposes of the rights offering).

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Example 4: If you owned 30,000 shares of our common stock on the record date, you would receive 30,000 subscription rights, but, given that shareholders holding 50% of Summit Financial’s outstanding common stock elected to exercise their subscription rights, your 30,000 subscription rights, if fully exercised, would provide you with the right to purchase 1,614.49 shares of our common stock for $9.75 per share, but since all fractional shares are rounded down to the nearest whole number, you would be eligible to purchase 1,614 shares of common stock (i.e., (A)(i) the number of subscription rights you exercise (30,000) divided by (ii) the total number of subscription rights exercised by all shareholders (4,764,552) multiplied by (B) the number of shares available in the rights offering (256,410) = 1,614.49 shares of common stock, which would be rounded down to 1,614 shares of common stock for purposes of the rights offering).

Is there an oversubscription opportunity?
No shareholder will be entitled to subscribe to purchase additional shares of our common stock if all of the subscription rights are not exercised in full by the eligible shareholders.
What will happen if less than all of the subscription rights are exercised?
In the event shares of common stock remain available for sale after taking into account the exercise of subscription rights, we will not issue any additional shares associated with the unexercised subscription rights pursuant to the rights offering.
Am I required to exercise the rights I receive in the rights offering?
No. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. However, if you choose not to fully exercise your subscription privilege and other shareholders fully exercise their subscription privilege, the percentage of our common stock owned by these other shareholders will increase relative to your ownership percentage, and your voting and other rights will likewise be diluted.
How soon must I act to exercise my subscription rights?
The subscription rights may be exercised at any time through the expiration date for the rights offering, which is 5:00 p.m., Eastern Time, on May 29, 2015. If you elect to exercise any subscription rights, the subscription agent must actually receive all required documents and payments from you at or prior to the expiration date. Although we have the option of extending the expiration date of the subscription period at our sole discretion, we do not currently intend to do so.
May I transfer my subscription rights?
No. You may not sell, transfer or assign your subscription rights to anyone else.
Are we requiring a minimum subscription to complete the rights offering?
No.
Are there any limitations on the number of subscription rights I may exercise in the rights offering?
You may purchase only (i) 0.1109377 shares of common stock multiplied by (ii) the number of subscription rights distributed to you in the rights offering, rounded down to the nearest whole number, subject to adjustment as discussed in the following sentence.
If enough of our common shareholders elect to exercise their subscription rights and the number of shares to be issued as a result of such collective exercise would result in a situation where we would be required to issue more than 256,410 shares of common stock, then the number of shares issued to each shareholder exercising subscription rights will be calculated by dividing (i) the number of subscription rights exercised by any participating shareholder by (ii) the total number of subscription rights exercised by all participating shareholders and multiplying that fraction by 256,410, which is the total number of shares made available for purchase in the rights offering. Assuming that shareholders holding fewer than 24.26% of our outstanding shares of common stock (excluding Castle Creek) exercise their subscription rights, each common shareholder will have the right to maintain his, her or its approximate ownership percentage of Summit Financial’s outstanding common stock after the private placement of our common stock to Castle Creek without factoring in shares issued in this rights offering to other participating shareholders.

We anticipate that the rights offering will be oversubscribed, in which case the total number of shares of common stock available in the rights offering will be allocated among participating shareholders on a pro rata basis, as set forth more fully in the subsections of this prospectus supplement entitled “The Rights Offering-Subscription Privilege”, beginning on page S-25, and “The Rights Offering-Adjustment or Reduction of Subscription Privilege”, beginning on page S-26.
Accordingly, the number of shares of common stock you may purchase in this rights offering is limited by (i) the number of shares of our common stock you held on the record date, (ii) the extent to which other shareholders exercise their subscription rights, (iii) the 4.9% offering restriction, (iv) the 9.9% offering restriction and (iv) the total offering amount of $2,499,997.50.
Are there any restrictions on a shareholder’s participation in the rights offering?
Yes. A shareholder exercising a subscription right may not thereby exceed, together with any other person with whom such shareholder’s ownership may be aggregated under applicable law, 4.9% beneficial ownership of our common stock (unless such shareholder exceeds 4.9% beneficial ownership of our common stock on the record date for the rights offering). Any rights exercised for common stock that would cause the holder to exceed the 4.9% ownership limit will not be considered exercised or subscribed for by that holder. The portion of the subscription price paid by a holder for common stock not considered subscribed for will be returned to that holder, without interest or penalty, as soon as practicable after completion of the rights offering. The foregoing restrictions are referred to in this prospectus as the “4.9% offering restriction.”
Furthermore, a shareholder exercising a subscription right whose beneficial ownership interest as of the record date exceeds 4.9% may not through the rights offering obtain shares of common stock in the rights offering such that, together with any other person with whom such shareholder’s ownership may be aggregated under applicable law, such shareholder’s beneficial ownership of our outstanding common stock after the rights offering would exceed 9.9%. Any rights exercised for common stock that would cause the holder to exceed the 9.9% ownership limit will not be considered exercised or subscribed for by that holder. The portion of the subscription price paid by a holder for common stock not considered subscribed for will be returned to that holder, without interest or penalty, as soon as practicable after completion of the rights offering. The foregoing restrictions are referred to in this prospectus as the “9.9% offering restriction.”
Are there any other conditions to the completion of the rights offering?
Yes. The completion of the rights offering is subject to the conditions described in the subsection of this prospectus supplement entitled “The Rights Offering-Conditions and Cancellation.”
Are there risks in exercising my subscription rights?
Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights involves the purchase of additional shares of common stock and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described in the section entitled “Risk Factors” in this prospectus and the documents incorporated by reference in this prospectus.
Can the rights offering be cancelled?
Yes. We may cancel the rights offering at any time prior to the expiration date for any reason. If the rights offering is cancelled, all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable to those persons who have subscribed for shares in the rights offering.
How do I exercise my subscription rights?
If you wish to participate in the rights offering, you must properly complete the enclosed subscription rights certificate and deliver it, along with the full subscription price, to the subscription agent before 5:00 p.m., Eastern Time, on May 29, 2015. If you use the mail, we recommend that you use insured, registered mail, return receipt requested.

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription right. If the payment exceeds the subscription price for the full exercise of your subscription right that we have accepted, then the excess will be returned to you without interest as soon as practicable. If the rights offering is oversubscribed and the number of shares to be issued would result in a situation where we would be required to issue more than 256,410 shares of common stock, then any excess payment will be returned to you without interest as soon as practicable after the completion of the rights offering.
If the rights offering is not completed, will my subscription payment be refunded to me?
Yes. The subscription agent will hold all funds it receives in a segregated bank account until completion of the rights offering. If the rights offering is not completed, the subscription agent will return all subscription payments, without interest, as soon as practicable. If you own shares in “street name,” it may take longer for you to receive payment because the subscription agent will return payments through the record holder of the shares.
What form of payment must I use to pay the subscription price?
You must timely pay the full subscription price for the full number of shares of common stock that you wish to acquire under the subscription privilege by delivering to the subscription agent a certified or cashier’s check, a bank draft drawn on a U.S. bank, a U.S. postal or express money order or a personal check that clears before the expiration date of the rights offering (all of these forms of payment must clearly state your name on the check and must be imprinted by the issuing bank). If you wish to use any other form of payment, then you must obtain the prior approval of the subscription agent and make arrangements in advance with the subscription agent for the delivery of such payment.
What should I do if I want to participate in the rights offering, but my shares are held in the name of my broker, dealer, custodian bank or other nominee?
If you hold your shares of our common stock in the name of a broker, dealer, custodian bank or other nominee, then your broker, dealer, custodian bank or other nominee is the record holder of the shares of our common stock that you own. The record holder must exercise the subscription rights on your behalf for the shares of our common stock that you wish to purchase.
We will ask your broker, dealer, custodian bank or other nominee to notify you of the rights offering. You should complete and return to your record holder the form entitled “Beneficial Owner Election Form.” You should receive this form from your record holder with the other rights offering materials.
If you wish to participate in the rights offering and purchase shares of our common stock, please contact the record holder of your shares promptly. Your broker, dealer, custodian bank or other nominee holder is the holder of the shares you own and must exercise the subscription rights on your behalf for shares that you wish to purchase.
Will the shares of common stock I acquire in the rights offering be subject to any shareholder agreement restricting my ability to sell or transfer my new shares of common stock?
No. You will not be subject to any shareholder agreement that restricts your ability to sell or transfer any new shares of the common stock acquired by you in the rights offering. Shareholders who are directors, officers and other employees of Summit Financial or Summit Community Bank, Inc. (“Summit Community Bank”) may be subject to certain trading restrictions with respect to shares that they own or control under the federal securities laws, the terms of our equity compensation plans and other internal corporate policies and procedures, but any of these restrictions are applicable independent of whether the shares are purchased in the rights offering.
After I exercise my subscription rights, can I change my mind?
No. All exercises of subscription rights are irrevocable by the shareholders, even if you later learn information about us that you consider unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase the shares of common stock offered pursuant to the rights offering. However, we may cancel, extend or otherwise amend the rights offering at any time prior to the expiration date.

Has our board of directors made a recommendation to our shareholders regarding the rights offering?
No. Our board of directors is making no recommendations regarding your exercise of the subscription rights. Shareholders who exercise subscription rights risk investment loss on new money invested. We cannot assure you that the trading price for shares of our common stock will be above the subscription price at the time of exercise or at the expiration of the rights offering period or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price. You are urged to decide whether or not to exercise your subscription rights based on your own assessment of our business and the rights offering. You should carefully read the sections entitled “Risk Factors” in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.
What fees or charges apply if I exercise my subscription rights?
We are not charging any fees or sales commissions to issue subscription rights to you or to issue shares to you if you exercise your subscription rights. If you exercise your subscription rights through a broker, dealer, custodian bank or other nominee holder of your shares, you are responsible for paying any fees that person may charge.
How do I exercise my subscription rights if I live outside of the United States or have an army post office or foreign post office address?
The subscription agent will hold subscription rights certificates for shareholders having addresses outside the United States or who have an army post office or foreign post office address. In order to exercise subscription rights, our foreign shareholders and shareholders with an army post office or foreign post office address must notify the subscription agent and timely follow other procedures described below in the subsection of this prospectus supplement entitled “The Rights Offering-Foreign and Other Shareholders.”
When will I receive my new shares of common stock?
All shares of our common stock that you purchase in the rights offering will be evidenced by a book entry on the company’s stock ownership records maintained with its transfer agent. When issued, the shares will be registered in the name of the subscription rights holder of record. As soon as practicable after the expiration of the rights offering period, the subscription agent will arrange for the issuance of the shares of common stock purchased pursuant to the subscription privilege.
Will the subscription rights be listed on a stock exchange or trading market?
The subscription rights may not be sold, transferred or assigned to anyone else and will not be listed on the NASDAQ Capital Market or any other stock exchange or trading market or on the OTC Bulletin Board. Our common stock trades on the NASDAQ Capital Market under the symbol “SMMF.”
What are the U.S. federal income tax consequences of exercising my subscription rights?
The receipt and exercise of your subscription rights will generally not be taxable under U.S. federal income tax laws. You should, however, seek specific tax advice from your personal tax advisor in light of your personal tax situation and as to the applicability and effect of any other tax laws. See the section of this prospectus supplement entitled “Material U.S. Federal Income Tax Considerations.”
What happens if I choose not to exercise my subscription rights?
You are not required to exercise your subscription rights or otherwise take any action in response to this rights offering. If you do not exercise your subscription privilege and the rights offering is completed, the number of shares of our common stock you own will not change, but your percentage ownership of our total outstanding common stock will decrease because shares will be acquired by other shareholders who have purchased common stock in the rights offering.

How many shares of common stock will be outstanding after the rights offering?
We will issue up to 256,410 shares of our common stock in the rights offering, depending on the number of subscription rights that are exercised. Assuming there are no other changes in the number of outstanding shares prior to the expiration of the rights offering period, there will be no more than 10,842,652 shares of common stock outstanding following the completion of the rights offering.
How much money will we receive from the rights offering?
The net proceeds to us will depend on the number of subscription rights that are exercised in the rights offering. If we issue all 256,410 shares of common stock available for the exercise of subscription rights in the rights offering, the net proceeds to us, after deducting estimated offering expenses, will be approximately $2,400,000. We estimate that the expenses of the rights offering will be approximately $100,000. We intend to use the net proceeds to strengthen our capital base and for general corporate purposes. See the section of this prospectus supplement entitled “Use of Proceeds.”
Who should I contact if I have more questions?
If you have more questions about the rights offering or need additional copies of the rights offering documents, please contact our information agent, Georgeson Inc., by calling (866) 767-8867 toll free.
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SUMMARY OF THE RIGHTS OFFERING
The following summary describes the principal terms of the rights offering, but is not intended to be complete. See the section of this prospectus supplement entitled “The Rights Offering” beginning on page S-25 for a more detailed description of the terms and conditions of the rights offering.

Issuer
Summit Financial Group, Inc., a West Virginia corporation. Our principal executive office is located at 300 North Main Street, Moorefield, West Virginia 26836 and our telephone number is (877) 776-9722.

Securities Offered
We are distributing at no cost or charge to you, one subscription right for every full share of common stock that you owned as of 5:00 p.m., Eastern Time, on the record date, April 10, 2015, either as a holder of record or, in the case of shares held of record by brokers, dealers, custodian banks or other nominees on your behalf, as beneficial owner of the shares. These rights may be exercised only by you, and cannot be sold, transferred or assigned to anyone else.

Subscription Privilege
For each subscription right that you own, you will have a subscription privilege to buy from us 0.1109377 shares of our common stock at the subscription price, subject to (i) the allocation of available shares in the rights offering on a pro rata basis among participating shareholders if common shareholders holding more than approximately 24.26% of our common stock (excluding Castle Creek) elect to participate in the rights offering at the full amount offered to them, discussed below in the section entitled “The Rights Offering - Adjustment or Reduction in Subscription Privilege”, (ii) the 4.9% rights offering restriction described below in the section entitled “The Rights Offering - The 4.9% Rights Offering Limitation”, and (iii) the 9.9% rights offering restriction described below in the section entitled “The Rights Offering - The 9.9% Rights Offering Limitation”.
We will not issue any fractional shares of our common stock. Shareholders receiving rights to purchase a fractional amount of common stock will be entitled to purchase only the number of shares equal to such fractional amount rounded down to the nearest whole number. You may exercise your subscription privilege for some or all of your subscription rights, or you may choose not to exercise your subscription rights.

Oversubscription Limitation
If enough of our common shareholders elect to exercise their subscription rights and the number of shares to be issued as a result of such collective exercise would result in a situation where we would be required to issue more than 256,410 shares of common stock, then the number of shares issued to each shareholder exercising subscription rights will be calculated by dividing (i) the number of subscription rights exercised by any participating shareholder by (ii) the total number of subscription rights exercised by all participating shareholders and multiplying that fraction by 256,410, which is the total number of shares made available for purchase in the rights offering.

No Oversubscription Opportunity
If you exercise your subscription privilege in full, you will not have an opportunity to subscribe to purchase any offered shares of our common stock that our other subscription rights holders do not purchase under their subscription privilege.

Subscription Price
The subscription price per whole share of common stock will be equal to $9.75. To be effective, any payment related to the exercise of a subscription right must clear prior to the expiration of the rights offering period.

4.9% Rights Offering Limitation
No shareholder exercising subscription rights may thereby exceed, together with any other person with whom such shareholder’s ownership may be aggregated under applicable law, 4.9% beneficial ownership of our common stock (unless such shareholder exceeds 4.9% beneficial ownership of our common stock on the record date for the rights offering). Any rights exercised for common stock that would cause the holder to exceed the 4.9% ownership limit will not be considered exercised or subscribed for by that holder. The portion of the subscription price paid by a holder for common stock not considered subscribed for will be returned to that holder, without interest or penalty, as soon as practicable after completion of the rights offering.

9.9% Rights Offering Limitation
No shareholder exercising subscription rights may thereby exceed, together with any other person with whom such shareholder’s ownership may be aggregated under applicable law, 9.9% beneficial ownership of our common stock. Any rights exercised for common stock that would cause the holder to exceed the 9.9% ownership limit will not be considered exercised or subscribed for by that holder. The portion of the subscription price paid by a holder for common stock not considered subscribed for will be returned to that holder, without interest or penalty, as soon as practicable after completion of the rights offering.

Record Date	April 10, 2015
Expiration Date
The subscription rights will expire at 5:00 p.m., Eastern Time, on May 29, 2015, unless the expiration date is extended. We reserve the right to extend the subscription rights period at our sole discretion.

Procedure for Exercising Subscription Rights
The subscription rights may be exercised at any time prior to 5:00 p.m., Eastern Time, on May 29, 2015, which is the expiration date of the rights offering. To exercise your subscription rights, you must properly complete the enclosed subscription rights certificate and deliver it, along with the full subscription price, to the subscription agent, Computershare, before 5:00 p.m., Eastern Time, no later than the expiration date, unless the expiration date is extended.

If you use the mail, we recommend that you use insured, registered mail, return receipt requested.
Net Proceeds of the Offering
The net proceeds to us will depend on the number of subscription rights that are exercised. If we issue all 256,410 shares of our common stock available for the exercise of subscription rights in the rights offering, after deducting estimated offering expenses, the net proceeds to the Company will be approximately $2,400,000. We estimate that the expenses of the rights offering will be approximately $100,000. We intend to use the net proceeds to strengthen our capital base and for general corporate purposes. See the section of this prospectus supplement entitled “Use of Proceeds.”

Non-Transferability of Subscription Rights
The subscription rights may not be sold, transferred or assigned to anyone else and will not be listed for trading on the NASDAQ Capital Market or any other stock exchange or trading market or on the OTC Bulletin Board.

No Revocation of Exercise by Shareholders
All exercises of subscription rights are irrevocable, even if you later learn information about us that you consider unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase the shares of common stock offered pursuant to the rights offering.

Conditions to the Rights Offering	The completion of the rights offering is subject to the conditions described in the section of this prospectus supplement entitled “The Rights Offering-Conditions and Cancellation.”
Amendment; Cancellation
We may amend the terms of the rights offering or extend the rights offering period. We also reserve the right to cancel the rights offering at any time prior to the expiration date for any reason. If the rights offering is cancelled, all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable to those persons who subscribed for shares in the rights offering.

No Board Recommendation
Our board of directors is making no recommendations regarding your exercise of the subscription rights. You are urged to make your own decision whether or not to exercise your subscription rights based on your own assessment of our business and the rights offering. See the section of this prospectus supplement entitled “Risk Factors.”

Issuance of Common Stock	If you purchase shares of our common stock in the rights offering, we will issue you book-entry shares as soon as practicable after the completion of the rights offering.
Listing of Common Stock
Our common stock trades on the NASDAQ Capital Market under the symbol “SMMF,” and we expect that the shares of common stock upon the consummation of the rights offering will also be listed on the NASDAQ Capital Market under the same symbol.

Certain Material U.S. Federal Income Tax Considerations
The receipt and exercise of your subscription rights should generally not be taxable under U.S. federal income tax laws. However, you should seek specific tax advice from your personal tax advisor in light of your personal tax situation and as to the applicability and effect of any other tax laws. See the section of this prospectus supplement entitled “Material U.S. Federal Income Tax Considerations.”

Subscription Agent	Computershare, 250 Royall Street, Suite V, Canton, Massachusetts 02021.
Information Agent	Georgeson Inc., 480 Washington Blvd., 26th Floor, Jersey City, New Jersey 07310; (866) 767-8867.
Shares of Common Stock Outstanding Before Completion of the Offering	As of the record date, 10,586,242 shares of our common stock were outstanding, including shares held by Castle Creek.
We will issue up to 256,410 shares of common stock in the rights offering, depending on the number of subscription rights that are exercised.
Shares of Common Stock Outstanding Following Completion of the Offering
Assuming there are no other changes in the number of outstanding shares prior to the expiration of the rights offering period, and based on the number of shares of common stock outstanding as of the record date, if we issue all 256,410 shares of common stock available for issuance in the rights offering, there would be 10,842,652 shares of common stock outstanding following the completion of the offering.

Risk Factors
Shareholders considering making an investment by exercising subscription rights in the rights offering should carefully read and consider the information set forth in the section entitled “Risk Factors,” beginning on page S-16 of this prospectus supplement and page 6 of the accompanying prospectus, together with the other information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus, including the information contained under the heading “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 2, 2015 and any updates of those Risk Factors contained in our quarterly reports on Form 10-Q, before making a decision to invest in our common stock.

Fees and Expenses	We will pay the fees and expenses related to the rights offering.
Recent Private Placement of Our Common Stock
On August 22, 2014, we entered into a securities purchase agreement with Castle Creek Capital Partners V, LP (“Castle Creek”) to sell 1,057,137 shares of our common stock at the price of $9.75 per share, or an aggregate price of $10,307,085.75, and on March 17, 2015 we completed and closed this sale. The total number of shares held by Castle Creek as of April 9, 2015 equals 9.986% of our outstanding common shares. The shares were offered and sold pursuant to a private placement and were not registered under the Securities Act of 1933 in reliance upon the exemption from registration provided by Section 4(2) thereof and Rule 506 of SEC Regulation D.

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SUMMARY DESCRIPTION OF OUR COMMON STOCK
The following is a summary description of the rights and preferences associated with our common stock. For more details regarding the terms and conditions of the common stock, you should carefully read the section entitled “Description of Common Stock,” beginning on page S-35 of this prospectus supplement.

Voting Rights
On all matters subject to a vote of shareholders, our shareholders will be entitled to one vote for each share of common stock owned.  Our shareholders have cumulative voting rights with regard to election of directors.

Dividend Rights
Our common shareholders are entitled to receive dividends when and as declared by our board of directors. The payment of dividends is also subject to the restrictions set forth in the West Virginia Business Corporation Act and the limitations imposed by the Federal Reserve Board.

No Preemptive Rights	Our common stock will not entitle you to any preemptive or preferential rights to purchase any of our securities.
Liquidation Rights
Upon any liquidation, dissolution or winding up of our affairs, the holders of our common stock are entitled to receive pro rata all of our assets for distribution to shareholders.  There are no redemption or sinking fund provisions applicable to the common stock.

Market	Our common stock is anticipated to be traded on the NASDAQ Capital Market so there will be an active trading market for your shares.
Anti-Takeover Provisions
Provisions of our amended and restated articles of incorporation and bylaws may have anti-takeover effects. These provisions may discourage attempts by others to acquire control of Summit Financial without negotiation with our board of directors. The effect of these provisions is discussed briefly below in the section entitled “Description of Common Stock - Anti-Takeover Provisions”.

Business Combination Provisions
Our amended and restated articles of incorporation provide that at least 66 2/3% of the authorized, issued and outstanding voting shares must approve certain business combination transactions unless the particular business combination transaction has been previously approved by at least 66 2/3% of the board of directors, in which case a simple majority vote of the shareholders is required. In addition, our amended and restated articles of incorporation provide that neither we nor any of our subsidiaries may become a party to any business combination transaction unless certain fair price requirements are satisfied.

Preferred Stock
Our board of directors may approve for issuance, without approval of the holders of common stock, preferred stock that has voting, dividend or liquidation rights superior to that of our common stock and that may adversely affect the rights of holders of common stock.

Risk Factors
Shareholders considering making an investment in our common stock should carefully read and consider the information set forth in the section entitled “Risk Factors” beginning on page S-16 of this prospectus supplement and page 6 of the accompanying prospectus, together with the other information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus, including the information contained under the heading “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 2, 2015 and any updates of those Risk Factors contained in our quarterly reports on Form 10-Q, before making a decision to invest in our common stock.

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RISK FACTORS
In addition to other information contained in this prospectus supplement and the accompanying prospectus, you should carefully consider the risks described below and incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2014, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, in evaluating our Company and our business before making a decision to exercise your subscription rights or purchase shares of our common stock. These risks are not the only ones faced by us. Additional risks not presently known or that are currently deemed immaterial could also materially and adversely affect our financial condition, results of operations, business and prospects. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. This prospectus supplement and the accompanying prospectus, and the documents incorporated herein and therein by reference also contain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus supplement and the accompanying prospectus, and the documents incorporated herein and therein by reference. Please refer to the section entitled “Forward-Looking and Cautionary Statements” in the prospectus accompanying this prospectus supplement.
Risks Related to the Rights Offering
If you do not fully exercise your subscription privilege, your interest in Summit Financial could be diluted. In addition, if you do not exercise your subscription privilege in full and the subscription price is less than the fair value of our common stock, then you would experience an immediate dilution of the aggregate fair value of your shares, which could be substantial.
Up to 256,410 shares of our common stock are issuable in the rights offering. If you do not choose to fully exercise your subscription privilege and we sell any shares of the common stock to other shareholders exercising their subscription privilege, your percentage ownership interest in Summit Financial will decrease. For example, if you own 10,000 shares of common stock before the rights offering, or approximately 0.094462% of our common stock, and you do not exercise any of your subscription privilege while all other shareholders exercise their subscription privilege in full, your percentage ownership would be reduced to approximately 0.092228%. In addition, if you do not exercise your subscription privilege in full and the subscription price is less than the fair value of our common stock, you would experience immediate dilution of the value of your shares relative to what your value would have been had our common stock been issued at fair value. This dilution could be substantial.
Even if you do fully exercise your subscription privilege, your interest in Summit Financial could be diluted if common shareholders holding more than approximately 24.26% of our common stock (excluding Castle Creek) elect to participate in the rights offering.
The subscription privilege of 0.1109377 shares of common stock was determined by dividing (i) the total number of shares issued to Castle Creek in the private placement, or 1,057,137 shares, by (ii) the total number of shares of Summit Financial’s outstanding common stock on the record date (excluding any shares held by Castle Creek), or 9,529,105 shares. The subscription right permits a shareholder to purchase up to that number of shares of common stock that he, she or it would have been eligible to purchase if Summit had made available 1,057,137 shares of common stock in an offering to its shareholders instead of issuing them to Castle Creek.
However, unlike the Castle Creek private placement, which totaled $10,307,085.75 in proceeds for Summit Financial, the rights offering proceeds are limited to a total amount not to exceed $2,499,997.50. This means that if subscription rights associated with 2,311,297 shares of Summit Financial’s common stock are exercised, then all participating shareholders will see the number of shares that they can purchase in the rights offering adjusted to the amount determined by dividing each shareholder’s participation by the total participation among all participating shareholders, as limited by the offering limit of $2,499,997.50. Based on the number of subscription rights available for exercise, if shareholders holding 24.26% or more of our common stock as of the record date (excluding Castle Creek) exercise their subscription rights, then a proportionate allocation among participating shareholders of the available common shares will be required to meet the offering limit of $2,499,997.50.
As a result, even if you do exercise your subscription privilege in full, you could experience immediate dilution of the value of your shares if other shareholders also elect to exercise their subscription rights in full and the common shares issued with respect to such subscription rights are allocated proportionately among participating shareholders to meet the offering limit of $2,499,997.50. This dilution could be substantial.
The subscription price determined for the rights offering is not an indication of the fair value of our common stock.
The offering price per share in this rights offering provides our shareholders with the opportunity to purchase our common shares at the same price of $9.75 per share that Castle Creek paid in our recently completed private placement.
In determining the subscription price for our recent private placement, our board of directors considered a number of factors, including historical and current trading prices for our common stock, the negotiations with Castle Creek in our recently completed private placement and the need for liquidity and capital. In conjunction with its review of these factors, our board of directors also reviewed our history and prospects, including our past and present earnings, our prospects for future earnings, our current financial condition and regulatory status.
The subscription price is not necessarily related to our book value, results of operations, cash flows, financial condition or net worth or any other established criteria of value and may or may not be considered the fair value of our common stock at the time the rights offering was approved by our board of directors or during the rights offering period. We cannot assure you that the trading price of our common stock will not decline during or after the rights offering. We also cannot assure you that you will be able to sell shares purchased in this offering at a price equal to or greater than the subscription price. We do not intend to change the subscription price in response to changes in the trading price of our common stock or the underlying common stock prior to the closing of the rights offering.
Your subscription privilege is subject to adjustment and reduction.
Your subscription privilege may be reduced if you are subject to either the 4.9% offering restriction or the 9.9% offering restriction.
Additionally, we anticipate that the rights offering will be oversubscribed, in which case the total number of shares of common stock available in the rights offering will be allocated to participating shareholders on a pro rata basis, as set forth more fully in this prospectus supplement. The number of shares that each participating shareholder will be eligible to receive will depend upon the total number of subscription rights exercised.
Based on the number of subscription rights available for exercise, if shareholders holding 24.26% or more of our common stock as of the record date (excluding Castle Creek) exercise their subscription rights, then the available common shares will be allocated among all participating shareholders on a pro rata basis, determined by dividing each shareholder’s participation by the total participation among all participating shareholders, as limited by the offering limit of $2,499,997.50.
As a result, a participating shareholder would not receive the full number of shares for which such shareholder exercised subscription rights. In short, the more of the Company’s shareholders who participate in the rights offering, the greater the likelihood that your opportunity to participate will be reduced.
The following examples assume that shareholders holding 50% of Summit Financial’s outstanding common stock elect to exercise their subscription rights, meaning that 4,764,552 rights were exercised by Summit Financial’s common shareholders, subject to the 4.9% offering restriction and the 9.9% offering restriction. All fractional amounts above one are rounded down to the nearest whole number.

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Example 1: If you owned 10 shares of our common stock on the record date, you would receive 10 subscription rights, but, given that shareholders holding 50% of Summit Financial’s outstanding common stock elected to exercise their subscription rights, your 10 subscription rights, if fully exercised, would provide you with the right to purchase 0.5382 shares of our common stock for $9.75 per share, but since all fractional shares are rounded down to the nearest whole number, you would not be eligible to acquire any shares (i.e., (A)(i) the number of subscription rights you exercise (10) divided by (ii) the total number of subscription rights exercised by all shareholders (4,764,552) multiplied by (B) the number of shares available in the rights offering (256,410) = 0.5382 shares of common stock, which would be rounded down to 0 shares of common stock for the purposes of the rights offering).

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Example 2: If you owned 100 shares of our common stock on the record date, you would receive 100 subscription rights, but, given that shareholders holding 50% of Summit Financial’s outstanding common stock elected to exercise their subscription rights, your 100 subscription rights, if fully exercised, would provide you with the right to purchase 5.38 shares of our common stock for $9.75 per share, but since all fractional shares are rounded down to the nearest whole number, you would be eligible to purchase 5 shares of common stock (i.e., (A)(i) the number of subscription rights you exercise (100) divided by (ii) the total number of subscription rights exercised by all shareholders (4,764,552) multiplied by (B) the number of shares available in the rights offering (256,410) = 5.38 shares of common stock, which would be rounded down to 5 shares of common stock for purposes of the rights offering).

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Example 3: If you owned 5,000 shares of our common stock on the record date, you would receive 5,000 subscription rights, but, given that shareholders holding 50% of Summit Financial’s outstanding common stock elected to exercise their subscription rights, your 5,000 subscription rights, if fully exercised, would provide you with the right to purchase 269.08 shares of our common stock for $9.75 per share, but since all fractional shares are rounded down to the nearest whole number, you would be eligible to purchase 269 shares of common stock (i.e., (A)(i) the number of subscription rights you exercise (5,000) divided by (ii) the total number of subscription rights exercised by all shareholders (4,764,552) multiplied by (B) the number of shares available in the rights offering (256,410) = 269.08 shares of common stock, which would be rounded down to 269 shares of common stock for purposes of the rights offering).

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Example 4: If you owned 30,000 shares of our common stock on the record date, you would receive 30,000 subscription rights, but, given that shareholders holding 50% of Summit Financial’s outstanding common stock elected to exercise their subscription rights, your 30,000 subscription rights, if fully exercised, would provide you with the right to purchase 1,614.49 shares of our common stock for $9.75 per share, but since all fractional shares are rounded down to the nearest whole number, you would be eligible to purchase 1,614 shares of common stock (i.e., (A)(i) the number of subscription rights you exercise (30,000) divided by (ii) the total number of subscription rights exercised by all shareholders (4,764,552) multiplied by (B) the number of shares available in the rights offering (256,410) = 1,614.49 shares of common stock, which would be rounded down to 1,614 shares of common stock for purposes of the rights offering).

Because we do not have any formal commitments from any of our shareholders to participate in the rights offering, the net proceeds we receive from the rights offering may be lower than currently anticipated.
We do not have any formal commitments from any of our shareholders to participate in the rights offering, and we cannot assure you that our shareholders will exercise all or any part of their subscription privilege. If our shareholders subscribe for fewer shares of our common stock than anticipated, the net proceeds we receive from the rights offering could be significantly reduced.
The rights offering may cause the price of our securities to decline.
Depending upon the trading price of our common stock at the time of our announcement of the rights offering, the announcement of the rights offering and its terms, including the subscription price, together with the number of shares of common stock that we could issue if the offering is completed, may result in an immediate decrease in the value of our common stock or the trading price of our common stock. This decrease may continue after the completion of the rights offering. If that occurs, your purchase of shares in the rights offering may be at a price greater than the prevailing trading price following completion of the offering. Further, if a substantial number of subscription rights are exercised and the holders of the shares received upon exercise of those subscription rights choose to sell some or all of those shares, the resulting sales could also depress the trading price of the common stock.

We may cancel the rights offering at any time prior to the expiration of the rights offering period, and neither we nor the subscription agent will have any obligation to you except to return your subscription payment.
We may at our sole discretion cancel the rights offering at any time prior to the expiration of the rights offering period. If we elect to cancel the rights offering, neither we nor the subscription agent will have any obligation with respect to the subscription rights except to return to you, without interest, as soon as practicable any subscription payments. In addition, we may suffer reputational harm if the rights offering is cancelled prior to the expiration date.
You will not be able to sell the common shares you buy in this rights offering until the shares you elect to purchase are issued to you.
If you purchase shares in this rights offering by submitting completed and signed subscription materials and payment, we will issue your shares as soon as practicable following the expiration of this rights offering. If your shares are held by a broker, dealer, custodian bank or other nominee and you purchase shares, your nominee will be credited with the shares you purchase and your account will be credited by your nominee. Until the common shares you elect to purchase are issued to you, you may not be able to sell the shares subscribed for even though the common shares issued in this rights offering are expected to be listed for trading on the NASDAQ Capital Market. The stock price may decline between the time you decide to sell your shares and the time you are actually able to sell your shares.
Significant sales of our common stock, or the perception that significant sales may occur in the future, could adversely affect the market price for our common stock.
Sales of substantial amounts of our common stock in the public market, and the availability of shares for future sale, could adversely affect the prevailing market price of our common stock and could cause the market price of our common stock to remain low for a substantial amount of time. We cannot foresee the impact of such potential sales on the market, but it is possible that if a significant percentage of such available shares were attempted to be sold within a short period of time, the market for our shares would be adversely affected. It is also unclear whether or not the market for our common stock could absorb a large number of attempted sales in a short period of time, regardless of the price at which they might be offered. Even if a substantial number of sales do not occur within a short period of time, the mere existence of this “market overhang” could have a negative impact on the market for our common stock and our ability to raise additional capital.
The trading volume in our common stock is less than that of other larger financial services institutions so attempts to sell substantial numbers of shares could cause the price to decline.
Although our common stock is listed for trading on the NASDAQ Capital Market, the trading volume in our common stock is less than that of many other, larger financial services companies. A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the marketplace of willing buyers and sellers of the stock at any given time. This presence depends on the individual decisions of investors and general economic and market conditions over which we have no control. Given the low trading volume of our common stock in the past, significant sales of our common stock (or the expectation of these sales) could cause our common stock price to fall.
Because you may not revoke or change your exercise of the subscription rights, you could be committed to buying shares above the prevailing value at the time the rights offering is completed.
Once you exercise your subscription rights, you may not revoke or change the exercise. The value of our common stock may decline before the subscription rights expire. If you exercise your subscription rights, and, afterwards, the trading price of our common stock decreases below the $9.75 per share subscription price, you will have committed to buying shares of our common stock at a price above the prevailing trading price and could have an immediate unrealized loss.
Our common stock is traded on the NASDAQ Capital Market under the symbol, “SMMF,” and the closing sale price of our common stock on the NASDAQ Capital Market on April 9, 2015 was $11.78 per share. There can be no assurances that the trading price of our common stock will equal or exceed this price at the time you exercise your subscription rights or at the expiration of the subscription rights offering period.

Because we will have broad discretion over the use of the net proceeds from the rights offering, you may not agree with how we use the proceeds.
We intend to use the net proceeds to strengthen our capital base and for general corporate purposes. We may allocate the proceeds among various specific purposes as we deem appropriate. In addition, economic and financial market conditions may require us to allocate portions of the net proceeds for other purposes. Accordingly, you will be relying on the judgment of our management with regard to the use of proceeds from the rights offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used in a manner that you consider appropriate.
Although there is no legal obligation for our directors or senior management to subscribe for any shares in the rights offering, if our directors and senior management fully subscribe for shares made available to them in the rights offering, then it is more likely that the rights offering will oversubscribed.
Although our directors and members of senior management have the ability to subscribe for shares of our common stock, the directors and members of senior management are not legally obligated to subscribe for any shares of common stock in the rights offering. Because our directors and senior management are not required to subscribe for any shares of common stock in the rights offering, they may choose to subscribe for less than the number of shares of common stock that they are entitled to purchase in the rights offering. Any failure on the part of our directors and senior management to participate significantly in the rights offering may jeopardize the likelihood of success for the rights offering and could result in damage to our reputation. Conversely, if all of the directors and members of senior management subscribe for all shares of common stock made available to them in the rights offering, then it is more likely that the rights offering will be oversubscribed.
If you do not act promptly and follow the subscription instructions, your exercise of subscription rights will be rejected.
Shareholders that desire to purchase shares in the rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent prior to the expiration date of the rights offering. If you are a beneficial owner of shares of our common stock, you must act promptly to ensure that your broker, dealer, custodian bank or other nominee acts for you and that all required forms and payments are actually received by the subscription agent prior to the expiration of the rights offering period. We are not responsible if your broker, dealer, custodian bank or nominee fails to ensure that all required forms and payments are actually received by the subscription agent prior to the expiration of the rights offering period. If you fail to complete and sign the required subscription forms, send an incorrect payment amount or otherwise fail to follow the subscription procedures that apply to your exercise in the rights offering prior to the expiration of the rights offering period, the subscription agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. Neither we nor the subscription agent undertakes to contact you concerning, or attempt to correct, an incomplete or incorrect subscription form. We have the sole discretion to determine whether the exercise of your subscription rights properly and timely follows the subscription procedures.
Because the subscription rights are non-transferable, there is no market for the subscription rights.
You may not sell, transfer or assign your subscription rights to anyone else, and we do not intend to list the subscription rights on the NASDAQ Capital Market, any other stock exchange, trading market or the OTC Bulletin Board. Because the subscription rights are non-transferable, there is no market or other means for you to directly realize any value associated with the subscription rights. You must exercise the subscription rights and acquire shares of our common stock to realize any value that may be embedded in the subscription rights.
If you make payment of the subscription price by uncertified personal check, your check may not clear in sufficient time to enable you to purchase shares in the rights offering.
Any uncertified personal check used to pay the subscription price in the rights offering must clear prior to the expiration date of the rights offering, and the clearing process may require five or more business days. As a result, if you choose to use an uncertified personal check to pay the subscription price, it may not clear prior to the expiration date, in which event you would not be eligible to exercise your subscription rights. You may eliminate this risk by paying the subscription price by certified or cashier’s check or bank draft drawn on a U.S. bank (all of these forms of payment must clearly state your name on the check and must be imprinted by the issuing bank).

Risks Related to an Investment in our Common Stock
The common stock is equity and is subordinate to all of our existing and future indebtedness.
Shares of the common stock are equity interests in Summit Financial and do not constitute indebtedness. As such, shares of the common stock rank junior to all of our indebtedness and other nonequity claims with respect to assets available to satisfy claims on Summit Financial, including in a liquidation of Summit Financial.
We have three statutory business trusts that were formed for the purpose of issuing mandatorily redeemable securities (the “capital securities”) for which we are obligated to third-party investors and investing the proceeds from the sale of the capital securities in our junior subordinated debentures (the “debentures”). The debentures held by the trusts are their sole assets. Our subordinated debentures of these unconsolidated statutory trusts totaled approximately $19.6 million at December 31, 2014 and 2013.
Distributions on the capital securities issued by the trusts are payable quarterly, at the variable interest rates specified in those certain securities. The capital securities are subject to mandatory redemption, in whole or in part, upon repayment of the debentures.
Payments of the principal and interest on the trust preferred securities of the statutory trusts are conditionally guaranteed by us. The junior subordinated debentures are senior to our shares of common stock. As a result, we must make payments on the junior subordinated debentures before any dividends can be paid on our common stock and, in the event of our bankruptcy, dissolution or liquidation, certain payment obligations to the holders of the junior subordinated debentures must be satisfied before any distributions can be made on our common stock. We have the right to defer distributions on the junior subordinated debentures (and the related trust preferred securities) for up to five years, during which time no dividends may be paid on our common stock. In 2014, our total interest payments on these junior subordinated debentures approximated $514,000. Based on current rates, our quarterly interest payment obligation on our junior subordinated debentures is approximately $129,000.
The capital securities held by our three trust subsidiaries qualify as Tier 1 capital under Federal Reserve Bank guidelines. In accordance with these guidelines, trust preferred securities generally are limited to twenty-five percent (25%) of Tier 1 capital elements, net of goodwill. The amount of trust preferred securities and certain other elements in excess of the limit can be included in Tier 2 capital.
We have also issued subordinated debt in an original principal amount of $10.0 million to an unaffiliated financial institution, bearing a variable interest rate of 1 month LIBOR plus 275 basis points and maturing on October 15, 2015. In the first quarter of 2015, we prepaid $5.0 million of our subordinated debt leaving a remaining principal balance of $5.0 million. Like the junior subordinated debentures, the subordinated debt is senior to our common stock, and we must make payments on the subordinated debt before any dividends can be paid on our common stock and, in the event of our bankruptcy, dissolution or liquidation, certain payment obligations to the holders of the subordinated debt must be satisfied before any distributions can be made on our common stock. Based upon the current rate, our quarterly interest payment obligation on this debt is approximately $37,000.
Our ability to pay dividends is limited.
We are a separate and distinct legal entity from our subsidiaries. We receive substantially all of our revenue from dividends from our subsidiary bank, Summit Community Bank. These dividends are the principal source of funds to pay dividends on our common stock and principal on our debt. Various federal and/or state laws and regulations limit the amount of dividends that Summit Community Bank may pay to us. Also, Summit’s right to participate in a distribution of assets upon a subsidiary’s liquidation or reorganization is subject to the prior claims of the subsidiary’s creditors. In the event that Summit Community Bank is unable to pay dividends to us, we may not be able to service debt, pay obligations or pay dividends on our common stock. The inability to receive dividends from Summit Community Bank could have a material adverse effect on our business, financial condition and results of operations.

The market price of our common stock may fluctuate.
Our common stock price may fluctuate significantly in the future, and these fluctuations may be unrelated to our performance. General market price declines or market volatility in the future could adversely affect the price of our common stock and make it more difficult for our shareholders to resell their common stock when they want at prices they find attractive. The current market price of such stock may not be indicative of future market prices. In addition, the market price of our common stock could be subject to significant fluctuations due to a change in sentiment in the market regarding our operations or business prospects. Such risks may include:

•	Operating results that vary from the expectations of management, securities analysts and investors;

•	Developments in our business or in the financial sector generally;

•	Regulatory changes affecting our industry generally or our businesses and operations;

•	Announcements of strategic developments, acquisitions and other material events by us or our competitors;

•	Changes in the credit, mortgage and real estate markets, including the markets for mortgage-related securities;

•	Changes in global financial markets and global economies and general market conditions, such as interest or foreign exchange rates, stocks, commodity, credit or asset valuations or volatility;

•	Changes in securities analysts’ estimates of financial performance;

•	Volatility of stock market prices and volumes;

•	Rumors or erroneous information;

•	Changes in market valuations of similar companies;

•	Changes in interest rates;

•	New developments in the banking industry;

•	Variations in our quarterly or annual operating results;

•	New litigation or changes in existing litigation;

•	Regulatory actions;

•	Negative recommendations by securities analysts;

•	Poor operating and stock price performance of other companies that investors deem comparable to us;

•	Negative perceptions in the marketplace regarding us and/or our competitors;

•	New technology used, or services offered, by competitors;

•	Failure to integrate acquisitions or realize anticipated benefits from acquisitions; and

•	Geopolitical conditions such as acts or threats of terrorism or military conflicts.

Your share ownership may be diluted by the issuance of additional shares of our common stock in the future.
Your share ownership may be diluted by the issuance of additional shares of our common stock in the future. In 1998, we adopted a stock option plan (the “1998 Plan”) that provided for the granting of stock options to our directors, executive officers and other employees. Although the 1998 Plan expired in May 2008, as of December 31, 2014, 149,170 shares of our common stock are still issuable under options granted in connection with our 1998 Plan. At our 2009 Annual Meeting of shareholders, our shareholders approved a new officer stock option plan (the “2009 Plan”), providing for 350,000 shares of common stock to be available for issuance under the plan. Options to purchase an aggregate of 8,000 shares of our common stock have been awarded under our 2009 Plan. At our 2014 Annual Meeting of shareholders, our shareholders approved the Summit Financial Group, Inc. 2014 Long-Term Incentive Plan (the “2014 LTI Plan”) authorizing the issuance of up to 500,000 shares of our common stock upon the exercise of stock options, stock appreciation rights, restricted stock, and restricted stock units granted under the plan. Following approval of the 2014 LTI Plan, the remaining 342,000 shares that are unissued under the 2009 Plan ceased to be available for award. As of December 31, 2014, no awards for shares of our common stock have been granted in connection with the 2014 LTI Plan. It is probable that the stock options will be exercised during their respective terms if the fair market value of our common stock exceeds the exercise price of the particular option. If the stock options are exercised, your share ownership will be diluted.
In addition, our amended and restated articles of incorporation authorize the issuance of up to 20,000,000 shares of common stock, but do not provide for preemptive rights to the holders of our common stock. Any authorized but unissued shares are available for issuance by our board of directors. Our board of directors is authorized to cause us to issue additional classes or series of preferred shares without any action on the part of the shareholders. The board of directors also has the power, without shareholder approval, to set the terms of any such classes or series of preferred shares that may be issued, including voting rights, dividend rights and preferences over the common stock with respect to dividends or upon the liquidation, dissolution or winding-up of our business and other terms. If we issue preferred shares in the future that have a preference over the common stock with respect to the payment of dividends or upon liquidation, dissolution or winding-up, or if we issue preferred shares with voting rights that dilute the voting power of the common stock, the rights of holders of the common stock or the market price of the common stock could be adversely affected.
The market price of our common stock or preferred stock could decline as a result of sales of a large number of shares of common stock or preferred stock or similar securities in the market after this offering or the perception that such sales could occur. In addition, if we issue additional shares of common stock to raise additional capital or for other corporate purposes, you may be unable to maintain your pro rata ownership in Summit Financial.
Federal banking laws may impose restrictions on investors that acquire “control” of us.
The Federal Reserve Act provides that no company may acquire control of a bank holding company, such as us, without the prior approval of the Federal Reserve. Pursuant to applicable regulations, control of a bank or its holding company is conclusively deemed to have been acquired by, among other things, the acquisition of more than 25% of any class of voting stock of a bank or its holding company or the ability to control the election of a majority of the directors of either entity. In addition, control is presumed to have been acquired, subject to rebuttal, upon the acquisition of more than 10% of any class of voting stock of a bank or its holding company, where one or more enumerated “control factors” are also present. Any investor that is deemed to control us could be subject to certain ongoing reporting procedures and restrictions under federal banking laws and regulations.
Changes in United States tax laws may have a detrimental impact on the after-tax return on investment.
Changes in the tax law or a failure by Congress to extend or make permanent certain provisions of the Internal Revenue Code may adversely affect the after-tax return on investment by holders of our common stock. Specifically, the designation of dividends as qualified dividend income currently results in a lower rate of taxation to certain taxpayers, including individuals. See the section of this prospectus supplement entitled “Material U.S. Federal Income Tax Considerations.”
Your shares are not an insured deposit.
Your investment in our common stock will not be a bank deposit and will not be insured or guaranteed by the FDIC or any other government agency. Your investment will be subject to investment risk, and you must be capable of affording the loss of your entire investment.
Provisions of our amended and restated articles of incorporation could delay or prevent a takeover of us by a third party.
Our amended and restated articles of incorporation could delay, defer or prevent a third party from acquiring us, despite the possible benefit to our shareholders, or could otherwise adversely affect the price of our common stock. For example, our amended and restated articles of incorporation contain advance notice requirements for nominations for election to our board of directors. We also have a staggered board of directors, which means that only one-third of our board of directors can be replaced by shareholders at any annual meeting.
Our executive officers and directors own shares of our common stock, allowing management to have an impact on our corporate affairs.
As of February 24, 2015 our executive officers and directors beneficially own 24.58% (computed in accordance with Exchange Act Rule 13d-3) of the outstanding shares of our common stock. Accordingly, these executive officers and directors may be able to impact the outcome of matters required to be submitted to our shareholders for approval, including decisions relating to the election of directors, the determination of our day-to-day corporate and management policies and other significant corporate transactions.

REGULATORY CONSIDERATIONS
As a financial holding company under the Bank Holding Company Act, the Federal Reserve Board regulates, supervises and examines us. For a discussion of the material elements of the regulatory framework applicable to financial holding companies and their subsidiaries and specific information relevant to us, please refer to the section “Part I-Item I-Supervision and Regulation” in our Annual Report on Form 10-K for the year ended December 31, 2014, and to any subsequent reports we file with the SEC, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. This regulatory framework is intended primarily for the protection of depositors and the federal deposit insurance funds and not for the protection of security holders. Depository institutions, like Summit Community Bank, are also affected by various federal laws, including those relating to consumer protection and similar matters. In addition, some of our affiliates are also subject to regulation under federal and state securities laws.
USE OF PROCEEDS
We expect to receive net proceeds from this offering of approximately $2,400,000 after deducting our estimated expenses. We intend to use the net proceeds from this offering to strengthen our capital base and for general corporate purposes.
PRICE RANGE OF COMMON STOCK
Our common stock is listed on the NASDAQ Capital Market under the symbol “SMMF”. The following table sets forth, for the periods indicated, the high and low intra-day sale prices per share of our common stock as reported on NASDAQ.

	High	Low
Year Ended December 31, 2013:
First Quarter	$7.41	$4.89
Second Quarter	9.55	6.55
Third Quarter	9.50	7.75
Fourth Quarter	10.00	8.32
Year Ended December 31, 2014:
First Quarter	$11.00	$8.89
Second Quarter	11.23	9.75
Third Quarter	10.98	9.17
Fourth Quarter	12.70	9.61
Year Ending December 31, 2015:
First Quarter	$12.87	$10.89
The closing price for our common stock on April 9, 2015 was $11.78 per share. There were approximately 1,247 shareholders of record of our common stock as of April 9, 2015.
DIVIDEND POLICY
Our common shareholders are entitled to receive dividends when and as declared by our board of directors. Dividends on our common stock have historically have been paid semi-annually. We paid dividends of $0.06 per share in 2009, $0.36 per share in 2008 and $0.34 per share in 2007. Under the terms of the Holding Company MOU, we suspended all cash dividends on common stock beginning in 2010. The Holding Company MOU was lifted on February 25, 2015 and on February 26, 2015 we declared a first quarter common dividend of $0.08 per share. The payment of dividends is subject to the restrictions set forth in the West Virginia Business Corporation Act and the limitations imposed by the Federal Reserve Board.
Our payment of dividends on any of our outstanding securities depends upon receipt of dividends from our banking subsidiary. Payment of dividends by Summit Community Bank is regulated by the FDIC and the West Virginia Division of Financial Institutions and generally, the prior approval of the FDIC is required if the total dividends declared by our bank, a state non-member bank, in any calendar year exceeds its net profits, as defined, for that year combined with its retained net profits for the preceding two years. Additionally, prior approval of the FDIC is required when a state non-member bank has deficit retained earnings but has sufficient current year’s net income, as defined, plus the retained net profits of the two preceding years. The FDIC may prohibit dividends if it deems the payment to be an unsafe or unsound banking practice. The FDIC has issued guidelines for dividend payments by state non-member banks emphasizing that proper dividend size depends on the bank’s earnings and capital.
THE RIGHTS OFFERING
The following describes the rights offering in general and assumes, unless specifically provided otherwise, that you are a record holder of our common stock on the record date. If you hold your shares in a brokerage account or through a dealer or other nominee, please also refer to the subsections below entitled “-Subscription By Beneficial Owners” and “-Notice To Brokers and Nominees.”
Before deciding whether to exercise your subscription rights, you should carefully read this prospectus supplement and the accompanying prospectus, including the information set forth under the heading “Risk Factors” in this prospectus supplement and in the accompanying prospectus and the information that is incorporated by reference into this prospectus supplement and the accompanying prospectus, including the information set forth under the heading “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”)on March 2, 2015 and in any updates of these Risk Factors contained in our quarterly reports on Form 10-Q.
The Subscription Rights
We are distributing to holders of our common stock (other than Castle Creek) as of 5:00 p.m., Eastern Time, on April 10, 2015, which is the record date for this rights offering, at no charge, non-transferable subscription rights to purchase shares of our common stock. You will receive one subscription right for every full share of common stock you owned as of 5:00 p.m., Eastern Time, on the record date. The subscription rights will be evidenced by subscription rights certificates. Subscription rights may be exercised at any time no later than the expiration date for the rights offering, which is 5:00 p.m., Eastern Time, on May 29, 2015. You are not required to exercise any of your subscription rights.
Subscription Privilege
For each subscription right that you own, you will have a subscription privilege to buy from us 0.1109377 shares of our common stock at a subscription price equal to $9.75 per whole share, subject to: adjustment if the offering is oversubscribed, as discussed below, the 4.9% offering restriction and the 9.9% offering restriction. The subscription privilege of 0.1109377 shares of common stock was determined by dividing (i) the total number of shares issued to Castle Creek in the private placement, or 1,057,137 shares, by (ii) the total number of shares of Summit Financial’s outstanding common stock on the record date (excluding any shares held by Castle Creek), or 9,529,105 shares. The subscription right permits a shareholder to purchase up to that number of shares of common stock that he, she or it would have been eligible to purchase if Summit Financial had made available 1,057,137 shares of common stock in an offering to its shareholders instead of issuing them to Castle Creek. However, unlike the Castle Creek private placement, which totaled $10,307,085.75 in proceeds for Summit Financial, the rights offering proceeds are limited to a total amount not to exceed $2,499,997.50. This means that if subscription rights associated with 2,311,297 shares of Summit Financial’s common stock are exercised, then the total number of shares available in the rights offering will be allocated proportionately among all participating shareholders. Based on the number of subscription rights available for exercise, if shareholders holding 24.26% or more of our common stock as of the record date (excluding Castle Creek) exercise their subscription rights, then a proportionate allocation among participating shareholders of the available common shares will be required to meet the offering limit of $2,499,997.50.
We anticipate that the rights offering will be oversubscribed, in which case the total number of shares of common stock available in the rights offering will be allocated to participating shareholders on a pro rata basis, as set forth more fully in the subsections of this prospectus supplement entitled “The Rights Offering-Subscription Privilege”, beginning on page S-25, and “The Rights Offering-Adjustment or Reduction of Subscription Privilege”, beginning on page S-26. The number of shares that each participating shareholder will be eligible to receive will depend upon the total number of subscription rights exercised.

We will not issue any fractional shares of our common stock.
Shareholders receiving rights to purchase a fractional amount of common stock will be entitled to purchase only the number of shares equal to such fractional amount rounded down to the nearest whole number. You may exercise your subscription privilege for some or all of your subscription rights, or you may choose not to exercise any subscription rights.
The following examples assume that shareholders holding fewer than 24.26% of Summit Financial’s outstanding common stock (excluding Castle Creek) elect to exercise their subscription rights, and thus each participating shareholder is eligible to exercise his, her or its full subscription privilege without adjustment if the rights offering being oversubscribed, subject to the 4.9% offering restriction and the 9.9% offering restriction. All fractional amounts above one are rounded down to the nearest whole number.

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Example 1: If you owned 10 shares of our common stock on the record date, you would receive 10 subscription rights and would have the right to purchase 1.11 shares of our common stock for $9.75 per share with your subscription privilege, but since all fractional shares are rounded down to the nearest whole number, you would be eligible to purchase 1 share of common stock (i.e., 10 subscription rights x 0.1109377 = 1.11 shares of common stock, which would be rounded down to 1 share of common stock for the purposes of the rights offering).

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Example 2: If you owned 100 shares of our common stock on the record date, you would receive 100 subscription rights and would have the right to purchase 11.09 shares of our common stock for $9.75 per share with your subscription privilege but since all fractional shares are rounded down to the nearest whole number, you would be eligible to purchase 11 shares of common stock (i.e., 100 subscription rights x 0.1109377 = 11.09 shares of common stock, which would be rounded down to 11 shares of common stock for the purposes of the rights offering).

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Example 3: If you owned 5,000 shares of our common stock on the record date, you would receive 5,000 subscription rights and would have the right to purchase 554.69 shares of our common stock for $9.75 per share with your subscription privilege but since all fractional shares are rounded down to the nearest whole number, you would be eligible to purchase 554 shares of common stock (i.e., 5,000 subscription rights x 0.1109377 = 554.69 shares of common stock, which would be rounded down to 554 shares of common stock for the purposes of the rights offering).

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Example 4: If you owned 30,000 shares of our common stock on the record date, you would receive 30,000 subscription rights and would have the right to purchase 3,328.13 shares of our common stock for $9.75 per share with your subscription privilege but since all fractional shares are rounded down to the nearest whole number, you would be eligible to purchase 3,328 shares of common stock (i.e., 30,000 subscription rights x 0.1109377 = 3,328.13 shares of common stock, which would be rounded down to 3,328 shares of common stock for the purposes of the rights offering).

Adjustment or Reduction in Subscription Privilege
Your subscription privilege may be reduced if you are subject to either the 4.9% offering restriction or the 9.9% offering restriction.
Additionally, we anticipate that the rights offering will be oversubscribed, in which case the total number of shares of common stock available in the rights offering will be allocated to participating shareholders on a pro rata basis, as set forth more fully in this prospectus supplement. The number of shares that each participating shareholder will be eligible to receive will depend upon the total number of subscription rights exercised.
Based on the number of subscription rights available for exercise, if shareholders holding 24.26% or more of our common stock as of the record date (excluding Castle Creek) exercise their subscription rights, then the available common shares will be allocated among all participating shareholders on a pro rata basis, determined by dividing each shareholder’s participation by the total participation among all participating shareholders, as limited by the offering limit of $2,499,997.50.

As a result, a participating shareholder would not receive the full number of shares for which such shareholder exercised subscription rights. In short, the more of the Company’s shareholders who participate in the rights offering, the greater the likelihood that your opportunity to participate will be reduced.
If enough of our common shareholders elect to exercise their subscription rights and the number of shares to be issued as a result of such collective exercise would result in a situation where we would be required to issue more than 256,410 shares of common stock, then the number of shares issued to each shareholder exercising subscription rights will be calculated by dividing (i) the number of subscription rights exercised by any participating shareholder by (ii) the total number of subscription rights exercised by all participating shareholders and multiplying that fraction by 256,410, which is the total number of shares made available for purchase in the rights offering.
The following examples assume that shareholders holding 50% of Summit Financial’s outstanding common stock elect to exercise their subscription rights, meaning that 4,764,552 rights were exercised by Summit Financial’s common shareholders, subject to the 4.9% offering restriction and the 9.9% offering restriction. All fractional amounts above one are rounded down to the nearest whole number.

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Example 1: If you owned 10 shares of our common stock on the record date, you would receive 10 subscription rights, but, given that shareholders holding 50% of Summit Financial’s outstanding common stock elected to exercise their subscription rights, your 10 subscription rights, if fully exercised, would provide you with the right to purchase 0.5382 shares of our common stock for $9.75 per share, but since all fractional shares are rounded down to the nearest whole number, you would not be eligible to acquire any shares (i.e., (A)(i) the number of subscription rights you exercise (10) divided by (ii) the total number of subscription rights exercised by all shareholders (4,764,552) multiplied by (B) the number of shares available in the rights offering (256,410) = 0.5382 shares of common stock, which would be rounded down to 0 shares of common stock for the purposes of the rights offering).

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Example 2: If you owned 100 shares of our common stock on the record date, you would receive 100 subscription rights, but, given that shareholders holding 50% of Summit Financial’s outstanding common stock elected to exercise their subscription rights, your 100 subscription rights, if fully exercised, would provide you with the right to purchase 5.38 shares of our common stock for $9.75 per share, but since all fractional shares are rounded down to the nearest whole number, you would be eligible to purchase 5 shares of common stock (i.e., (A)(i) the number of subscription rights you exercise (100) divided by (ii) the total number of subscription rights exercised by all shareholders (4,764,552) multiplied by (B) the number of shares available in the rights offering (256,410) = 5.38 shares of common stock, which would be rounded down to 5 shares of common stock for purposes of the rights offering).

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Example 3: If you owned 5,000 shares of our common stock on the record date, you would receive 5,000 subscription rights, but, given that shareholders holding 50% of Summit Financial’s outstanding common stock elected to exercise their subscription rights, your 5,000 subscription rights, if fully exercised, would provide you with the right to purchase 269.08 shares of our common stock for $9.75 per share, but since all fractional shares are rounded down to the nearest whole number, you would be eligible to purchase 269 shares of common stock (i.e., (A)(i) the number of subscription rights you exercise (5,000) divided by (ii) the total number of subscription rights exercised by all shareholders (4,764,552) multiplied by (B) the number of shares available in the rights offering (256,410) = 269.08 shares of common stock, which would be rounded down to 269 shares of common stock for purposes of the rights offering).

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Example 4: If you owned 30,000 shares of our common stock on the record date, you would receive 30,000 subscription rights, but, given that shareholders holding 50% of Summit Financial’s outstanding common stock elected to exercise their subscription rights, your 30,000 subscription rights, if fully exercised, would provide you with the right to purchase 1,614.49 shares of our common stock for $9.75 per share, but since all fractional shares are rounded down to the nearest whole number, you would be eligible to purchase 1,614 shares of common stock (i.e., (A)(i) the number of subscription rights you exercise (30,000) divided by (ii) the total number of subscription rights exercised by all shareholders (4,764,552) multiplied by (B) the number of shares available in the rights offering (256,410) = 1,614.49 shares of common stock, which would be rounded down to 1,614 shares of common stock for purposes of the rights offering).

No Oversubscription Opportunity
No subscription rights holder will have an opportunity to subscribe to purchase any shares of offered common stock that our other subscription rights holders do not purchase pursuant to their subscription privilege.
The 4.9% Rights Offering Restriction
No shareholder exercising subscription rights may thereby exceed, together with any other person with whom such shareholder’s ownership may be aggregated under applicable law, 4.9% beneficial ownership of our common stock (unless such shareholder exceeds 4.9% beneficial ownership of our common stock on the record date for the rights offering). Any rights exercised for common stock that would cause the holder to exceed the 4.9% ownership limit will not be considered exercised or subscribed for by that holder. The portion of the subscription price paid by a holder for common stock not considered subscribed for will be returned to that holder, without interest or penalty, as soon as practicable after completion of the rights offering.
The 9.9% Rights Offering Restriction
No shareholder exercising subscription rights may thereby exceed, together with any other person with whom such shareholder’s ownership may be aggregated under applicable law, 9.9% beneficial ownership of our common stock. Any rights exercised for common stock that would cause the holder to exceed the 9.9% ownership limit will not be considered exercised or subscribed for by that holder. The portion of the subscription price paid by a holder for common stock not considered subscribed for will be returned to that holder, without interest or penalty, as soon as practicable after completion of the rights offering.
No Standby Purchasers
There will be no standby purchasers of any shares of common stock offered to, but not purchased by, our shareholders in this rights offering.
Subscription Price
The subscription price per share of common stock shall be $9.75. The offering price per share in this rights offering provides our shareholders with the opportunity to purchase our common shares at the same price of $9.75 per share that Castle Creek paid in our recently completed private placement.
In determining the subscription price for our recent private placement to Castle Creek, our board of directors considered a number of factors, including historical and current trading prices for our common stock, the need for liquidity and capital and the negotiations with Castle Creek. In conjunction with its review of these factors, our board of directors also reviewed our history and prospects, including our past and present earnings, our prospects for future earnings, our current financial condition and regulatory status.
The subscription price is not necessarily related to our book value, results of operations, cash flows, financial condition or net worth or any other established criteria of value and may or may not be considered the fair value of our common stock at the time the rights offering was approved by our board of directors or during the rights offering period. We cannot assure you that the value of the common stock will not decline during or after the rights offering.
We also cannot assure you that you will be able to sell shares of common stock purchased during the rights offering at a price equal to or greater than the subscription price. We do not intend to change the subscription price in response to changes in the trading price of our common stock prior to the closing of the rights offering.

Expiration Time and Date; Amendments
The subscription rights will expire at 5:00 p.m., Eastern Time, on May 29, 2015, unless we extend it. We reserve the right to extend the subscription period at our sole discretion. We will notify you of any extension of the expiration date by issuing a press release. You must properly complete the enclosed subscription rights certificate and deliver it, along with the full subscription price, to the subscription agent prior to 5:00 p.m., Eastern Time, on May 29, 2015, unless the expiration date is extended. After the expiration of the rights offering period, all unexercised subscription rights will be null and void. We will not be obligated to honor any purported exercise of subscription rights that the subscription agent receives after the expiration of the offering, regardless of when you sent the documents regarding that exercise. All shares of our common stock that you purchase in the rights offering will be evidenced by a book entry in the Company’s common stock ownership records maintained with its transfer agent. Any subscription payments for shares not allocated or validly purchased will be returned to you, without interest, as soon as practicable following the expiration date of the rights offering.
We reserve the right, at our sole discretion, to amend or modify the terms of the rights offering.
Reasons for the Rights Offering
Our board of directors sought to provide the Company’s shareholders with the opportunity to purchase our common shares at the same price of $9.75 per share at which we completed our recent private placement to Castle Creek. The rights offering is also a way of raising equity capital in a cost-effective manner that gives all of our common shareholders an opportunity to participate. This additional equity capital will be used to strengthen our capital base and for general corporate purposes. See also the section of this prospectus supplement entitled “Use of Proceeds.” Our board of directors determined that the rights offering was in the best interests of the Company and our shareholders.
Anticipated Proceeds From the Rights Offering
The net proceeds to us from the rights offering will depend on the number of subscription rights exercised in the rights offering. If we issue all 256,410 shares of common stock available for issuance in the rights offering, the net proceeds to us, after deducting estimated offering expenses, will be approximately $2,400,000. We estimate that the expenses of the rights offerings will be approximately $100,000.
See the section of this prospectus supplement above entitled “Use of Proceeds.”
How do I exercise my subscription rights?
If you wish to participate in the rights offering, you must properly complete the enclosed subscription rights certificate and deliver it, along with the full subscription price, to the subscription agent before 5:00 p.m., Eastern Time, on May 29, 2015. If you use the mail, we recommend that you use insured, registered mail, return receipt requested. If you make a payment by a personal uncertified check, please see the section below entitled “-Clearance of Uncertified Personal Checks”.
If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription right. If the payment exceeds the subscription price for the full exercise of your subscription right that we have accepted, then the excess will be returned to you as soon as practicable. If your subscription right is reduced because our common shareholders have elected to exercise their subscription rights and the number of shares to be issued as a result of doing so will result in a situation where we would be required to issue more than 256,410 shares of common stock, then any excess will be returned to you as soon as practicable after the completion of the rights offering.
Method of Exercising Subscription Rights
The exercise of subscription rights is irrevocable and may not be cancelled or modified. You may exercise your subscription rights as set forth below depending on how you own shares and whether you are a domestic or foreign shareholder. For more information see the headings below entitled “-Subscription by Registered Holders”, “-Subscription by Beneficial Owners” and “-Foreign and Other Shareholders”.

Subscription by Registered Holders
To exercise your subscription privilege, you must properly complete and execute the subscription rights certificate, together with any required signature guarantees, and forward it, together with payment in full of the subscription price for each share of common stock for which you subscribe to the subscription agent at the address set forth below under the heading entitled “-Subscription Agent and Information Agent,” on or prior to the expiration date.
Subscription by Beneficial Owners
If you are a beneficial owner of shares of our common stock, meaning that you hold your shares in “street name” through a broker, dealer, custodian bank or other nominee, we will ask your broker, dealer, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your subscription rights you will need to have your broker, dealer, custodian bank or other nominee act for you and exercise your subscription rights and deliver all documents and payment on your behalf, prior to 5:00 p.m., Eastern Time, on May 29, 2015. If you hold certificates of our common stock directly and would prefer to have your broker, dealer, custodian bank or other nominee act for you, you should contact your nominee and request it to effect the transactions for you.
To indicate your decision with respect to your subscription rights, you should complete and return to your broker, dealer, custodian bank or other nominee, the form entitled “Beneficial Owners Election Form.” You should receive this form from your broker, dealer, custodian bank or other nominee with the other subscription rights offering materials. If you wish to obtain a separate subscription rights certificate, you should contact the nominee as soon as possible and request that a separate subscription rights certificate be issued to you. You should contact your broker, dealer, custodian bank or other nominee if you do not receive this form, but you believe you are entitled to participate in the rights offering. We are not responsible if you do not receive the form from your broker, dealer, custodian bank or nominee or if you receive it without sufficient time to respond.
Payment Method
Your payment of the subscription price must be made in U.S. dollars for the full number of shares of common stock that you wish to acquire under the subscription privilege. Your payment must be delivered in one of the following ways:
•uncertified personal check payable to “Summit Financial Group, Inc.”;

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certified or cashier’s check or bank draft drawn upon a U.S. bank and payable to “Summit Financial Group, Inc.” (all of these forms of payment must clearly state your name on the check and must be imprinted by the issuing bank).

If you wish to use any other form of payment, then you must obtain the prior approval of the subscription agent and make arrangements in advance with the subscription agent for the delivery of such payment.
Receipt of Payment
Your payment will be considered received by the subscription agent only upon:
•clearance of funds for any uncertified personal check deposited by the subscription agent; or

•	receipt by the subscription agent of any certified check or cashier’s check or bank draft drawn upon a U.S. bank or any U.S. postal or express money order.

Payment received after the expiration of the rights offering period will not be honored, and, in that case, the subscription agent will return your payment to you, without interest or penalty, as soon as practicable.

Clearance of Uncertified Personal Checks
If you are paying by uncertified personal check, please note that payment will not be deemed to have been received by the subscription agent until the check has cleared, which process could take at least five or more business days. If you wish to pay the subscription price by uncertified personal check, we urge you to make payment sufficiently in advance of the time the rights offering expires to ensure that your payment is received by the subscription agent and clears by the rights offering expiration date. We urge you to consider using a certified or cashier’s check or bank draft drawn on a U.S. bank.
Instructions for Completing Your Subscription Rights Certificate
You should read the instruction letter accompanying the subscription rights certificate carefully and strictly follow it. Do not send subscription rights certificates or payments to us. We will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed subscription rights certificate and payment of the full subscription amount. The risk of delivery of all documents and payments is borne by you or your nominee, not us or the subscription agent.
The method of delivery of subscription rights certificates and payment of the subscription amount to the subscription agent will be at the risk of the holders of subscription rights. If sent by mail, we recommend that you send those certificates and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment before the expiration of the subscription period for the rights offering. Because uncertified personal checks may take at least five or more business days to clear, we strongly urge you to pay or arrange for payment by means of certified or cashier’s check or bank draft to avoid missing the opportunity to exercise your subscription rights should you decide to exercise your subscription rights.
Missing or Incomplete Subscription Information
If you do not indicate the number of subscription rights being exercised, or do not forward full payment of the total subscription price for the number of shares of common stock represented by the subscription rights that you indicate are being exercised, then you will be deemed to have exercised your subscription rights with respect to the maximum number of common stock that may be purchased with the aggregate subscription price payment you delivered to the subscription agent.
If your aggregate subscription price payment is greater than the amount you would owe for exercise of your subscription privilege in full, the subscription agent will return the excess amount to you by mail, without interest, as soon as practicable after the expiration date of the rights offering.
If your subscription right is reduced because of the 4.9% offering restriction or the 9.9% offering restriction or our common shareholders have elected to exercise their subscription rights and the number of shares to be issued as a result of doing so would result in a situation where we would be required to issue more than 256,410 shares of common stock, then any excess will be returned to you as soon as practicable.
Conditions and Cancellation
We reserve the right to cancel the rights offering on or prior to the expiration date of the rights offering for any reason. We may cancel, extend or otherwise amend the rights offering, in whole or in part, if at any time before completion of the rights offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the rights offering that in the sole judgment of our board of directors would or might make the rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the rights offering. We may waive any of these conditions and choose to proceed with the rights offering even if one or more of these events occur. If we cancel the rights offering, in whole or in part, we will issue a press release notifying shareholders of the cancellation. Upon cancellation, all affected subscription rights will expire without value, and all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

Subscription Agent and Information Agent
Computershare is acting as the subscription agent for the rights offering under an agreement with us. All subscription rights certificates, payments of the subscription price and nominee holder certifications, to the extent applicable to your exercise of subscription rights, must be delivered to Computershare as follows:

By Courier, First Class/Express Mail or Overnight Delivery:	By Regular Mail:

Computershare Attn: Voluntary Corporate Actions 250 Royall Street, Suite V Canton, Massachusetts 02021	Computershare Attn: Voluntary Corporate Actions P.O. Box 43011 Providence, Rhode Island 02940-3011
You should direct any questions or requests for assistance concerning the method of subscribing for the shares of the common stock or for additional copies of this prospectus supplement to our information agent, Georgeson Inc. by calling (866) 767-8867 toll-free.
We will pay the fees and expenses of Computershare, our subscription agent, and Georgeson Inc., our information agent. We have also agreed to indemnify Computershare and Georgeson Inc. against certain liabilities in connection with the rights offering.
If you deliver subscription documents or subscription rights certificates in a manner different than that described in this prospectus supplement, then we may not honor the exercise of your subscription rights.
Fees and Expenses
We will pay all fees charged by the subscription agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the subscription rights. Neither the subscription agent nor we will pay such expenses.
Fractional Shares of Common Stock
We will not issue fractional shares of common stock in the offering. We will also not issue any fractional subscription rights.
Notice to Brokers and Nominees
If you are a broker, dealer, custodian bank or other nominee holder that holds shares of our common stock for the account of others on the rights offering record date, you should notify the respective beneficial owners of such shares of the rights offering as soon as possible to learn their intentions with respect to exercising his, her or its subscription rights. You should obtain instructions from the beneficial owner with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate subscription rights certificates and submit them to the subscription agent with the proper payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common stock on the subscription rights offering record date.
In the case of subscription rights that you hold of record on behalf of others through the Depository Trust Company (“DTC”), those subscription rights may be exercised by instructing DTC to transfer the subscription rights from your DTC account to the subscription agent’s DTC account, and by delivering to the subscription agent the required certification as to the number of shares subscribed for pursuant to the exercise of the subscription rights of the beneficial owners on whose behalf you are acting, together with payment of the full subscription price.
Questions about Exercising Subscription Rights
If you have any questions or require assistance regarding the method of exercising your subscription rights or requests for additional copies of this document or the instructions for use of the rights certificates, you should contact our information agent, Georgeson Inc. at 480 Washington Blvd., 26th Floor, Jersey City, New Jersey 07310 or by calling (866) 767-8867 toll free.
Transferability of Subscription Rights
The subscription rights granted to you may be exercised only by you, and, therefore, you may not sell, transfer or assign your subscription rights to anyone else.
Validity of Subscriptions
We will resolve all questions regarding the validity and form of the exercise of your subscription privileges, including time of receipt and eligibility to participate in the rights offering. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, and we will not accept any alternative, conditional or contingent subscriptions or directions. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless waived by us at our sole discretion. Neither the subscription agent nor we shall be under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to cancel the rights offering, only when a properly completed and duly executed subscription rights certificate and any other required documents and payment of the full subscription amount have been received by the subscription agent. Our interpretations of the terms and conditions of the rights offering will be final and binding.
Return of Funds; Interest on Subscription Funds
The subscription agent will hold funds received in payment for shares of the common stock until the rights offering is completed or is cancelled. If the rights offering is cancelled for any reason, the subscription agent will return this money to subscribers, without interest, as soon as practicable. If your subscription right is reduced because of the 4.9% offering restriction or the 9.9% offering restriction or our common shareholders have elected to exercise their subscription rights and the number of shares to be issued as a result of doing so would result in a situation where we would be required to issue more than 256,410 shares of common stock, then any excess will be returned to you, without interest, as soon as practicable after the expiration date of the rights offering.
Book-Entries for Share of Common Stock
All shares of our common stock that you purchase in the rights offering will be evidenced by a book entry in the company’s stock ownership records maintained with its transfer agent. When issued, the shares will be registered in the name of the subscription rights holder of record. As soon as practicable after the expiration of the rights offering period, the subscription agent will arrange for issuance to each subscription rights holder of record that has validly exercised its subscription privilege, the shares of common stock purchased pursuant to the subscription privilege.
Rights of Subscribers
You will have no rights as a shareholder of our common stock until your account, or your account at your broker, dealer, custodian bank or other nominee, is credited with the shares of our common stock purchased in the rights offering. You will have no right to revoke your subscriptions after you deliver your completed subscription rights certificate, payment and any other required documents to the subscription agent.
Shareholder Agreements
You will not be subject to any shareholder agreement that restricts your ability to sell or transfer any new shares of common stock acquired by you in the rights offering. Shareholders who are directors, officers and other employees of Summit Financial or Summit Community Bank may be subject to certain trading restrictions with respect to shares that they own or control under the federal securities laws, the terms of our equity compensation plans and other internal corporate policies and procedures, but any of these restrictions are applicable regardless of whether the shares are purchased in the rights offering.

Foreign Shareholders
We will not mail subscription rights certificates to shareholders whose addresses are outside the United States or who have a U.S. military post office or foreign post office address. The subscription agent will hold these subscription rights certificates for their account. To exercise subscription rights, our foreign shareholders must notify the subscription agent prior to 11:00 a.m., Eastern Time, at least three business days prior to the expiration date of the rights offering and demonstrate to the satisfaction of the Company that the exercise of such subscription rights does not violate the laws of the jurisdiction of such shareholder.
No Revocation or Change
Once you submit the form of subscription rights certificate to exercise any subscription rights, you are not allowed to revoke or change the exercise or request a refund of monies paid. All exercises of subscription rights are irrevocable, even if you learn information about us that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase the shares of common stock offered pursuant to the rights offering.
Regulatory Limitation
We will not be required to issue to you shares of our common stock pursuant to the rights offering if, in our opinion, you are required to obtain prior clearance or approval from, or submit a prior notice to, any state or federal regulatory authorities to acquire, own or control the shares and if, at the time the rights offering expires, we determine that you have not properly obtained such clearance or approval or submitted such notice.
U.S. Federal Income Tax Treatment of Subscription Rights Distribution
Based upon discussions with our advisors, we believe that our distribution of subscription rights to purchase shares of our common stock or any shareholder’s exercise of these subscription rights to purchase shares of our common stock should generally not be taxable to our shareholders. See the section below entitled “Material U.S. Federal Income Tax Considerations.”
YOU ARE URGED TO CONSULT WITH YOUR OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE RECEIPT OF SUBSCRIPTION RIGHTS IN THIS OFFERING AND THE OWNERSHIP, EXERCISE AND DISPOSITION OF THE SUBSCRIPTION RIGHTS APPLICABLE TO YOUR OWN PARTICULAR TAX SITUATION.
No Recommendation to Subscription Rights Holders
Our board of directors is making no recommendations regarding your exercise of the subscription rights. You are urged to make your own decision whether or not to exercise your subscription rights based on your own assessment of our business and the rights offering. See the section entitled “Risk Factors” in this prospectus supplement, the accompanying prospectus and in any document incorporated by reference into this prospectus supplement.
Listing
The subscription rights may not be sold, transferred or assigned to anyone else and will not be listed on the NASDAQ Capital Market or any other stock exchange or trading market or on the OTC Bulletin Board. Our common stock trades on the NASDAQ Capital Market under the symbol “SMMF.”
Shares of Common Stock Outstanding Before and After the Rights Offering
We will issue up to 256,410 shares of common stock in the rights offering depending on the number of subscription rights that are exercised. Assuming there are no other changes in the number of outstanding shares prior to the expiration of the rights offering period, if we issue all 256,410 shares of common stock available for issuance in the rights offering, there would be 10,842,652 shares of common stock outstanding following the completion of the offering.

Other Matters
We are not conducting the rights offering in any state or other jurisdiction in which it is unlawful to do so, nor are we distributing or accepting any offers to purchase any shares of our common stock from subscription rights holders who are residents of those states or other jurisdictions or who are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights. We may delay the commencement of the rights offering in those states or other jurisdictions, or change the terms of the rights offering, in whole or in part, in order to comply with the securities laws or other legal requirements of those states or other jurisdictions. Subject to state securities laws and regulations, we also have the discretion to delay allocation and distribution of any shares you may elect to purchase by exercise of your subscription rights in order to comply with state securities laws. We may decline to make modifications to the terms of the rights offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions or if you are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights you will not be eligible to participate in the rights offering. However, we are not currently aware of any states or jurisdictions that would preclude participation in the rights offering.
DESCRIPTION OF COMMON STOCK
The following summary describes the material features and rights of our common stock and is subject to, and qualified in its entirety by, applicable law and the provisions of our amended and restated articles of incorporation and amended and restated by-laws. For the complete provisions, we refer you to our amended and restated articles of incorporation, as amended, a copy of which has been filed with the SEC and which is incorporated by reference into the registration statement of which this prospectus supplement is a part.
Voting Rights. All voting rights are vested in the holders of our common stock.  On all matters subject to a vote of shareholders, our shareholders will be entitled to one vote for each share of common stock owned.  Our shareholders have cumulative voting rights with regard to election of directors.
Dividend Rights. Our shareholders are entitled to receive dividends when and as declared by our board of directors. The payment of dividends is also subject to the restrictions set forth in the West Virginia Business Corporation Act and the limitations imposed by the Federal Reserve Board.
Our payment of dividends depends upon receipt of dividends from our banking subsidiary.  Payment of dividends by Summit Community Bank is regulated by the FDIC and the West Virginia Division of Financial Institutions and generally, the prior approval of the FDIC is required if the total dividends declared by our bank, a state non-member bank, in any calendar year exceeds its net profits, as defined, for that year combined with its retained net profits for the preceding two years.  Additionally, prior approval of the FDIC is required when a state non-member bank has deficit retained earnings but has sufficient current year’s net income, as defined, plus the retained net profits of the two preceding years.  The FDIC may prohibit dividends if it deems the payment to be an unsafe or unsound banking practice.  The FDIC has issued guidelines for dividend payments by state non-member banks emphasizing that proper dividend size depends on the bank’s earnings and capital.
Liquidation Rights. Upon any liquidation, dissolution or winding up of our affairs, the holders of our common stock are entitled to receive pro rata all of our assets for distribution to shareholders.  There are no redemption or sinking fund provisions applicable to the common stock.
Our board of directors may approve for issuance, without approval of the holders of common stock, preferred stock that has voting, dividend or liquidation rights superior to that of our common stock and that may adversely affect the rights of holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of common stock and could have the effect of delaying, deferring or preventing a change in control of our company.
Assessment and Redemption. Shares of our common stock presently outstanding are validly issued, fully paid and nonassessable.  There is no provision for any voluntary redemption of our common stock.

Preemptive Rights. No holder of any share of our capital stock has any preemptive right to subscribe to an additional issue of our capital stock or to any security convertible into such stock.
Anti-Takeover Provisions. Provisions of our amended and restated articles of incorporation and bylaws may have anti-takeover effects. These provisions may discourage attempts by others to acquire control of Summit Financial Group, Inc. without negotiation with our board of directors. The effect of these provisions is discussed briefly below.

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Authorized Stock. The shares of our common stock authorized by our amended and restated articles of incorporation but not issued provide our board of directors with the flexibility to effect financings, acquisitions, stock dividends, stock splits and stock-based grants without the need for a shareholder vote. Our board of directors, consistent with its fiduciary duties, could also authorize the issuance of shares of preferred stock, and could establish voting, conversion, liquidation and other rights for our preferred stock being issued, in an effort to deter attempts to gain control of Summit Financial.

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Classification of Board of Directors. Our amended and restated articles of incorporation currently provide that our board of directors is divided into three classes of as nearly equal size as possible, with one class elected annually to serve for a term of three years. This classification of our board of directors may discourage a takeover of Summit Financial because a shareholder with a majority interest in our company would have to wait for at least two consecutive annual meetings of shareholders to elect a majority of the members of our board of directors.

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Amendment of Amended and Restated Articles of Incorporation and Bylaws. Our amended and restated articles of incorporation requires the approval of 66 2/3% of our shareholders to amend certain of the provisions of our amended and restated articles of incorporation. This requirement is intended to prevent a shareholder who controls a majority of our common stock from avoiding the requirements of important provisions of our amended and restated articles of incorporation simply by amending or repealing those provisions. Accordingly, the holders of a minority of the shares of our common stock could block the future repeal or modification of certain provisions of our amended and restated articles of incorporation, even if that action were deemed beneficial by the holders of more than a majority, but less than 66 2/3%, of our common stock.

Business Combination Provisions. Our amended and restated articles of incorporation provide that at least 66 2/3% of the authorized, issued and outstanding voting shares must approve certain business combination transactions unless the particular business combination transaction has been previously approved by at least 66 2/3% of the board of directors, in which case a simple majority vote of the shareholders is required. In addition, our amended and restated articles of incorporation provide that neither we nor any of our subsidiaries may become a party to any business combination transaction unless certain fair price requirements are satisfied.
Anti-Greenmail Provisions. Our amended and restated articles of incorporation provide that we may not repurchase, directly or indirectly, any shares of our common stock at a purchase price that is greater than fair market value for such shares, from a 10% or greater shareholder (or an affiliate or associate of such shareholder) who acquired at least half of such shares within the last two years, unless such stock repurchase is approved by the holders of at least a majority of our outstanding shares of common stock (other than the interested shareholder).
Listing. Our common stock is listed on the NASDAQ Capital Market under the symbol “SMMF.”
Transfer Agent. The transfer agent for our common stock is Computershare. The transfer agent’s address is 211 Quality Circle, Suite 210, College Station, Texas 77845.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
General
The following is a summary of the material United States federal income tax considerations of the rights offering and related issuance of common stock to holders of our common stock. The following discussion is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the applicable U.S. Treasury Regulations promulgated and proposed thereunder, judicial authorities and current administrative rulings and practice now in effect, all of which are subject to change or differing interpretations, possibly with retroactive effect, which could result in U.S. federal income tax consequences different from those discussed below.
This summary does not provide a complete analysis of all potential tax considerations. This summary is only applicable to U.S. holders (as defined below) of our common stock who acquire the subscription rights pursuant to the terms of the rights offering, have held the common stock, as applicable, and will hold the subscription rights and any shares of common stock acquired upon the exercise of subscription rights, as capital assets (generally, property held for investment) within the meaning of Section 1221 of the Code.
As used herein, the term “U.S. holder” means a beneficial owner of our stock that is, for U.S. federal income tax purposes:

•
an individual who is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the substantial presence test under Section 7701(b) of the Code;

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a corporation or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

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a trust, if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

The term “non-U.S. holder” means a beneficial owner of our stock who or which is neither a U.S. holder nor a partnership (or other entity or arrangement treated as a partnership for federal tax purposes).
This summary does not deal with all tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as holders who may be subject to special tax treatment under the Code, including (without limitation):

•	dealers and certain traders in securities or foreign currencies;

•	financial institutions;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	tax-exempt entities;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities;

•	persons holding subscription rights or common stock as part of a hedging, integrated or conversion transaction or a straddle;

•	persons deemed to sell subscription rights or common stock under the constructive sale provisions of the Code;

•	persons whose “functional currency” is not the U.S. dollar;

•	persons liable for the alternative minimum tax;

•	shareholders that are partnerships (or other entities or arrangements treated as partnerships for United States federal income tax purposes) or other pass-through entities or owners thereof;

•	foreign taxpayers;

•	foreign governments or international organizations;

•	U.S. holders that have a principal place of business or “tax home” outside the United States;

•	certain expatriates or former long-term residents of the United States (including foreign corporations treated as domestic corporations under the Code); and

•	holders who acquired our common stock pursuant to the exercise of compensatory stock options or otherwise as compensation.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership (or a member of another entity or arrangement treated as a partnership for United States federal income tax purposes) will depend upon the status of the partner (or member) and the activities of the partnership (or other entity or arrangement treated as a partnership for United States federal income tax purposes). Partnerships and their partners (and other entities and arrangements treated as partnerships for United States federal income tax purposes and their members) should consult their tax advisors concerning the tax treatment of the receipt and exercise of subscription rights in the rights offering and the ownership and disposition of shares of our common stock received on exercise of subscription rights.
We have not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service (“IRS”) regarding the United States federal income tax consequences of the rights offering or the related issuance of shares of common stock. The IRS could take positions concerning the tax consequences of the rights offering or the related issuance of shares of common stock that are different from those described in this discussion and, if litigated, a court could sustain any such positions taken by the IRS. In addition, the following summary does not deal with any federal non-income, state, local or foreign tax consequences, estate or gift tax consequences, or alternative minimum tax consequences.
THIS SUMMARY IS ONLY A GENERAL DISCUSSION AND IS NOT INTENDED TO BE AND SHOULD NOT BE CONSTRUED TO BE LEGAL, OR TAX ADVICE. THE U.S. FEDERAL INCOME TAX TREATMENT OF THE STOCK RIGHTS IS COMPLEX. ACCORDINGLY, EACH U.S. HOLDER OF OUR COMMON STOCK SHOULD CONSULT WITH ITS OWN TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME, ESTATE AND OTHER TAX CONSEQUENCES OF THE RIGHTS OFFERING AND THE RELATED COMMON STOCK ISSUANCE TO SUCH HOLDER, WITH SPECIFIC REFERENCE TO SUCH PERSON’S PARTICULAR FACTS AND CIRCUMSTANCES.
CIRCULAR 230 DISCLOSURE
TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE IRS, WE INFORM YOU THAT (A) ANY UNITED STATES FEDERAL INCOME TAX ADVICE CONTAINED HEREIN (INCLUDING ANY ATTACHMENTS OR ENCLOSURES) WAS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING UNITED STATES FEDERAL TAX PENALTIES, (B) ANY SUCH ADVICE WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTION OR MATTER ADDRESSED HEREIN AND (C) ANY TAXPAYER TO WHOM THE TRANSACTIONS OR MATTERS ARE BEING PROMOTED, MARKETED OR RECOMMENDED SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

U.S. HOLDERS
The following is a general summary of the material U.S. federal income tax consequences that will apply to a U.S. holder of our common stock.
Receipt of Subscription Rights
Generally, the distribution by a corporation to the holders of its common stock of rights to acquire its common stock will be treated for U.S. federal income tax purposes as a distribution of the common stock itself. The distribution by a corporation of common stock to holders of its common stock will not be taxable unless the distribution of such stock would result in a “disproportionate” distribution or the distribution is made in lieu of cash, payable in stock or property at the election of any of the shareholders. Because the determination of whether a distribution of common stock will be treated as disproportionate or not is based on all relevant facts and circumstances, and because the applicable Treasury Regulations provide only specific guidance in the more extreme cases, it is not possible to definitively conclude whether the distribution of common stock to U.S. holders of common stock would be considered to result in a “disproportionate distribution.” However, we expect that the distribution is not taxable.
In the event the IRS successfully asserts that your receipt of subscription rights is currently taxable, the discussion under the heading “Alternative Treatment of Subscription Rights” describes the tax consequences to U.S. holders that will result from such a determination. The remainder of the discussion under this heading “Tax Consequences Relating to Subscription Rights” assumes that the distribution of the subscription rights in the rights offering will not result in a taxable distribution.
Shareholder Basis and Holding Period of the Subscription Rights
In general, your basis in the subscription rights received in the offering will be zero. However, if either: (i) the fair market value of the subscription rights on their date of distribution is 15% or more of the fair market value on such date of the common stock with respect to which they are received; or (ii) you properly elect on your U.S. federal income tax return for the taxable year in which you receive the subscription rights to allocate part of the basis of such common stock to the subscription rights, then a percentage of your basis in our common stock with respect to which the subscription rights are received will be allocated to the subscription rights. Such percentage will equal the product of your basis in our common stock with respect to which the subscription rights are received and a fraction, the numerator of which is the fair market value of a subscription right and the denominator of which is the fair market value of a share of our common stock plus the fair market value of a subscription right, all as determined on the date the subscription rights are distributed. We have not obtained, and do not currently intend to obtain, an appraisal of the fair market value of the subscription rights on the date the subscription rights are distributed. In determining the fair market value of the subscription rights, you should consider all relevant facts and circumstances, including any difference between the subscription price of the subscription rights and the trading price of our common stock on the date that the subscription rights are distributed, the length of the period during which the subscription rights may be exercised and the fact that the subscription rights are non-transferable.
Your holding period with respect to the subscription rights you receive will include your holding period for the common stock with respect to which the subscription rights were distributed.
Lapse of the Subscription Rights
If you allow the subscription rights you receive to expire unexercised, you will not recognize any gain or loss on the expiration of your subscription rights, and the tax basis of the common stock you own with respect to which such subscription rights were distributed will equal the tax basis in such common stock immediately before the receipt of the subscription rights in this rights offering.
Exercise of the Subscription Rights; Tax Basis and Holding Period of Common Stock Acquired Upon Exercise
You will not recognize any gain or loss upon the exercise of your subscription rights received. Your tax basis in the shares of common stock acquired through exercise of the subscription rights will be equal to the sum of the subscription price you paid to exercise the subscription rights and your tax basis in such subscription rights, if any. The holding period for the shares of common stock acquired through exercise of the subscription rights will begin on the date you exercise your subscription rights.

Alternative Treatment of Subscription Rights
Receipt of Subscription Rights
If the IRS were to successfully assert that the distribution of the subscription rights in the rights offering resulted in a “disproportionate distribution”, you would be considered to have received a distribution with respect to your common stock in an amount equal to the fair market value of the subscription rights received by you on the date of the distribution. This distribution generally would be taxed as dividend income to the extent of your ratable share of our current or accumulated earnings and profits. Your tax basis in the subscription rights received pursuant to the rights offering would be equal to their fair market value on the date of the distribution and the holding period for the subscription rights would begin upon receipt. If your subscription rights lapse without being exercised, you will recognize a capital loss, which may be deductible, equal to your tax basis in such expired subscription rights. The deductibility of capital losses is subject to limitations.
Tax Consequences Relating to an Investment in our Common Stock
The following is a summary of the material United States federal income tax consequences that will apply to a U.S. holder of shares of our common stock.
Dividends
Distributions with respect to our common stock will be dividends for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes, and may be taxed either as ordinary income or as net capital gains, as discussed below. To the extent that the amount of any distribution paid on the common stock exceeds our current and accumulated earnings and profits attributable to that share of our common stock, such excess will be treated first as a return of capital and will be applied against and will reduce your adjusted tax basis (but not below zero) in that share of our common stock. This reduction in basis will increase any gain, or reduce any loss realized by you on a subsequent sale, redemption or other disposition of the common stock, as more fully described below under the heading “─Sale, Exchange or Other Disposition.” The amount of any such distribution in excess of your adjusted tax basis will be treated and taxed as capital gain. For purposes of the remainder of the discussion under this heading, it is assumed that distributions paid on the common stock will constitute dividends for U.S. federal income tax purposes.
If a U.S. holder is a corporation, dividends that are received by it will generally be eligible for a 70% dividends received deduction under the Code. However, the Code disallows this dividends received deduction in its entirety if the common stock with respect to which the dividend is paid is held by such U.S. holder for less than 46 days during the 91-day period beginning on the date which is 45 days before the date on which the common stock becomes ex-dividend with respect to such dividend.
Under current law, if a U.S. holder is an individual or other non-corporate holder, dividends received by such U.S. holder generally will be treated as qualified dividend income and taxed as net capital gains, subject to a maximum tax rate of 20%. The lower capital gains tax rate does not apply to dividends received to the extent that U.S. holders elect to treat the dividends as “investment income,” for purposes of the rules relating to the limitation on the deductibility of investment-related interest, which may be offset by investment expense. Furthermore, the lower capital gains tax rate will also not apply to dividends that are paid to such holders with respect to the common stock that is held by the holder for less than 61 days during the 121-day period beginning on the date which is 60 days before the date on which the common stock becomes ex-dividend with respect to such dividend.
In general, for purposes of meeting the holding period requirements for both the dividends received deductions and the net capital gains tax rate on dividends described above, U.S. holders may not count towards their holding period any period in which they (a) have the option to sell, are under a contractual obligation to sell, or have made (and not closed) a short sale of the common stock, as the case may be, or substantially identical stock or securities, (b) are grantor of an option to buy the common stock, as the case may be, or substantially identical stock or securities or (c) otherwise have diminished their risk of loss on the common stock, as the case may be, by holding one or more other positions with respect to substantially similar or related property. The U.S. Treasury regulations provide that a taxpayer has diminished its risk of loss on stock by holding a position in substantially similar or related property if the taxpayer is, including, without limitation, the beneficiary of a guarantee, surety agreement or similar arrangement that provides for payments that will substantially offset decreases in the fair market value of the stock. In addition, the Code disallows the dividend received deduction as well as the net capital gains tax rate on dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. U.S. holders are advised to consult their own tax advisors regarding the implications of these rules in light of their particular circumstances.
U.S. holders that are corporations should consider the effect of Section 246A of the Code, which reduced the dividends received deduction allowed with respect to “debt-financed portfolio stock.” The Code also imposes a 20% alternative minimum tax on corporations. In some circumstances, the portion of dividends; otherwise subject to the dividends received deduction will serve to increase a corporation’s minimum tax base for purposes of the determination of the alternative minimum tax. In addition, a corporate U.S. holder may be required to reduce its basis in stock with respect to certain “extraordinary dividends”, as provided under Section 1059 of the Code. U.S. holders should consult their own tax advisors in determining the application of these rules in light of their particular circumstances.
Sale, Exchange or Other Disposition
Upon a sale, exchange or other disposition of the common stock, you generally will recognize capital gain or loss equal to the difference between the amount realized (not including any amount attributable to declared and unpaid dividends, which will be taxable as described above to U.S. holders of record who have not previously included such dividends in income) and your adjusted tax basis in the common stock. Your adjusted tax basis in the common stock at the time of any such disposition generally should equal your initial tax basis in the common stock at the time of purchase, reduced by the amount of any cash distributions treated as a return of capital as described above. Such capital gain or loss generally will be long-term capital gain or loss if you have held the common stock for more than one year at the time of disposition. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, generally are subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations.
Backup Withholding and Information Reporting
Information returns will be filed with the IRS, with respect to distributions we make with respect to the common stock and the proceeds received from the disposition of the common stock. You may be subject to backup withholding (currently at a rate of 28%) with respect to such distributions and proceeds unless you are an entity exempt from backup withholding, such as a corporation or a tax-exempt entity, and, when required, demonstrate this fact. If you are not exempt, you will be subject to backup withholding unless you provide your Taxpayer Identification Number (“TIN”), which, if you are an individual, is your Social Security Number; you certify, under penalties of perjury, that (i) the TIN you provide is correct, (ii) you are a U.S. person and (iii) you are not subject to backup withholding because (a) you are exempt from backup withholding, (b) you have not been notified by the IRS that you are subject to backup withholding due to underreporting of interest or dividends or (c) you have been notified by the IRS that you are no longer subject to backup withholding; and you otherwise comply with the applicable requirements of the backup withholding rules.
Backup withholding is not an additional tax. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax and may entitle you to a refund, provided that you furnish the required information to the IRS in a timely manner.
NON-U.S. HOLDERS
The following is a general summary of the material U.S. federal income tax consequences that will apply to a non-U.S. holder of our common stock.
Receipt of Subscription Rights
The United States federal income tax consequences to a non-U.S. holder of our common stock of the receipt and exercise of subscription rights under the rights offering generally should be the same as described above under “U.S. HOLDER - Receipt of Subscription Rights.” Because the determination of whether a distribution of common stock will be treated as disproportionate or not is based on all relevant facts and circumstances, and because the applicable Treasury Regulations provide only specific guidance in the more extreme cases, it is not possible to definitively conclude whether the distribution of common stock to non-U.S. holders of common stock would be considered to result in a “disproportionate distribution.” However, we expect that the distribution is not taxable.

Alternative Treatment of Subscription Rights
If the IRS were to successfully assert that the distribution of the subscription rights in the rights offering resulted in a “disproportionate distribution”, you would be considered to have received a distribution with respect to your common stock in an amount equal to the fair market value of the subscription rights received by you on the date of the distribution. This distribution generally would be taxed as dividend income to the extent of your ratable share of our current or accumulated earnings and profits. Your tax basis in the subscription rights received pursuant to the rights offering would be equal to their fair market value on the date of the distribution and the holding period for the subscription rights would begin upon receipt. If your subscription rights lapse without being exercised, you will recognize a capital loss, which may be deductible, equal to your tax basis in such expired subscription rights. The deductibility of capital losses is subject to limitations.
Dividends
Dividends (including any constructive distributions taxable as dividends) paid to a non-U.S. holder of the common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business within the United States by the non-U.S. holder (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.
A non-U.S. holder of the common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete IRS Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if the common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.
A non-U.S. holder of the common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.
Sale or Other Disposition. Any gain realized on the disposition of the common stock (including, in the case of conversion, the deemed exchange that gives rise to a payment of cash in lieu of a fractional share of our common stock) generally will not be subject to U.S. federal income tax unless:

•
the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met; or

•	we are or have been a "United States real property holding corporation" for U.S. federal income tax purposes.

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.
We believe we are not and do not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes so withholding rules related to such corporations will likely not be applicable.
Federal Estate Tax
The common stock owned or treated as owned by an individual who is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax.
Information Reporting and Backup Withholding
We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.
A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder establishes an exemption.
Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of the common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.
Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.
PLAN OF DISTRIBUTION
We have not engaged a sales agent in connection with the rights offering. Materials associated with the rights offering will be circulated to shareholders by our subscription agent and our information agent. For more information regarding our subscription agent, please refer to the section entitled “The Rights Offering - Subscription Agent and Information Agent.”
If you have any questions or require assistance regarding the method of exercising your subscription rights or requests for additional copies of this document or the Subscription rights certificate, you should contact our information agent, Georgeson Inc., by calling (866) 767-8867 toll free.
We have agreed to pay the subscription agent and information agent customary fees plus certain expenses in connection with the rights offering. Other than as described herein, we are not aware of any existing agreements between any shareholder, broker, dealer, underwriter or agreement relating to the sale or distribution of the stock underlying the rights.

LEGAL MATTERS
Certain legal matters with respect to the securities being offered by this prospectus supplement will be passed upon for us by Bowles Rice LLP, counsel to Summit Financial Group, Inc.
EXPERTS
The consolidated financial statements of Summit Financial Group, Inc. and subsidiaries as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014, have been incorporated by reference herein in reliance upon the reports of Arnett Carbis Toothman LLP, formerly known as Arnett Foster Toothman PLLC, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy, at prescribed rates, any documents we have filed with the SEC at its Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We also file these documents with the SEC electronically. You can access the electronic versions of these filings on the SEC’s Internet website found at http://www.sec.gov and our website found at www.summitfgi.com (the other information contained in, or that can be accessed through, our website is not a part of this prospectus or any prospectus supplement).
We have filed with the SEC a registration statement on Form S-3 (File No. 333-199598), of which this prospectus supplement and the accompanying prospectus are a part, including exhibits, schedules and amendments filed with, or incorporated by reference in, such registration statement, under the Securities Act of 1933, as amended (the “Securities Act”). This prospectus supplement does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company, reference is made to the registration statement, including the exhibits to the registration statement. Statements contained in this prospectus supplement and the accompanying prospectus as to the contents of any contract or other document referred to in, or incorporated by reference in, this prospectus supplement and the accompanying prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined at the SEC’s public reference rooms at 100 F Street, N.E. Room 1580, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Copies of all or a portion of the registration statement can be obtained from the public reference room of the SEC upon payment of prescribed fees. The registration statement is also available to you on the SEC’s web site, http://www.sec.gov.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus supplement. The incorporated documents contain significant information about us, our business and our finances. Any statement contained in a document which is incorporated by reference in this prospectus supplement is automatically updated and superseded if information contained in this prospectus supplement, or information that we later file with the SEC, modifies or replaces this information. We incorporate by reference the following documents we filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Our Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on March 2, 2015;

•	Our Current Reports on Form 8-K filed with the SEC on January 28, 2015, February 23, 2015, March 2, 2015, March 18, 2015 and March 31, 2015;

•	The description of the common stock set forth in our Registration Statement on Form 8-A, filed March 1, 1988, and any amendment or report filed for the purpose of updating such description; and

•
All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus supplement and prior to the termination of the offering of the underlying securities.

We will provide to each person, including any beneficial owner, to whom a copy of this prospectus supplement is delivered, a copy of any or all of the information or documents that we have incorporated by reference into this prospectus supplement or the related prospectus. We will provide this information upon written or oral request at no cost to the requester. You may request this information by contacting our information agent at the following address and telephone number:
Georgeson Inc.
480 Washington Blvd., 26th Floor
Jersey City, New Jersey 07310
Telephone: (866) 767-8867 toll free